Exhibit 10.6

BYLAWS

OF

CREDIT RIGHTS INVESTMENT FUND (FIDC)

– BANCOS EMISSORES DE CARTÃO DE CRÉDITO – STONE

CNPJ/MF No. 24.068.675/0001-30

June 25, 2018

TABLE OF CONTENTS

CHAPTER ONE – DEFINITIONS	3
CHAPTER TWO – FORM OF INCORPORATION, DURATION AND PURPOSE	17
CHAPTER THREE – TARGET AUDIENCE	18
CHAPTER FOUR – INVESTMENT POLICY AND PORTFOLIO COMPOSITION	18
CHAPTER FIVE – ELIGIBILITY CRITERIA AND ASSIGNMENT CONDITIONS	20
CHAPTER SIX – RISK FACTORS	23
CHAPTER SEVEN – ADMINISTRATOR AND FUND SERVICE PROVIDER REMUNERATION	31
CHAPTER EIGHT – OUTSOURCING	33
CHAPTER NINE – ADMINISTRATOR AND INVESTMENT MANAGEMENT COMPANY REPLACEMENT AND RESIGNATION	36
CHAPTER TEN – ORIGINATING CREDIT RIGHTS PROCESS AND CREDIT GRANTING POLICY	37
CHAPTER ELEVEN – ELIGIBLE CREDIT RIGHTS ASSIGNMENT, PAYMENT, AND SETTLEMENT	38
CHAPTER TWELVE – ASSIGNED CREDIT RIGHTS DUNNING PROCEDURES	42
CHAPTER THIRTEEN – CRITERIA FOR ASSESSING THE ELIGIBLE CREDIT RIGHTS AND FINANCIAL ASSETS COMPRISING THE PORTFOLIO	43
CHAPTER FOURTEEN – COMPOSITION OF FUND NAV AND ISSUANCE OF SHARES	44
CHAPTER FIFTEEN – CHARACTERISTICS, RIGHTS, AND CONDITIONS FOR THE ISSUANCE, SUBSCRIPTION AND SETTLEMENT OF SHARES	45
CHAPTER SIXTEEN – GENERAL MEETING	48
CHAPTER SEVENTEEN – AMORTIZATION AND REDEMPTION OF SHARES	51
CHAPTER EIGHTEEN – CASE SCENARIOS AND PROCEDURES TO REDEEM SHARES UPON DELIVERY OF ELIGIBLE CREDIT RIGHTS AND FINANCIAL ASSETS AS PAYMENT	53
CHAPTER NINETEEN – EXTRAORDINARY AMORTIZATION FOR THE PURPOSE OF REFRAMING THE SUBORDINATION RATIO, MINIMUM INVESTMENT ALLOCATION AND INVESTMENT POLICY	54
CHAPTER TWENTY – ASSESSMENT EVENTS	55
CHAPTER TWENTY-ONE – FUND LIQUIDATION	56
CHAPTER TWENTY-TWO – FUND CHARGES AND EXPENSES	58
CHAPTER TWENTY-THREE – ALLOCATING RESOURCES TO SETTLE FUND EXPENSES	58
CHAPTER TWENTY-FOUR – DISCLOSURE AND DELIVERY OF DOCUMENTS	59
CHAPTER TWENTY-FIVE – FINANCIAL STATEMENTS	60
CHAPTER TWENTY-SIX – FINAL PROVISIONS	61
ANNEX I – CREDIT RIGHTS CHARACTERISTICS FILE TEMPLATE	62
ANNEX II – TERM OF ACCEPTANCE AND RISK AWARENESS FOR CREDIT RIGHTS INVESTMENT FUND – BANCOS EMISSORES DE CARTÃO DE CRÉDITO – STONE	63
ANNEX III – AMENDMENT TEMPLATE	65
ANNEX IV – CRITERIA AND PARAMETERS FOR THE VERIFICATION OF SUPPORTING DOCUMENTS	66
ANNEX V – OPEN ASSIGNMENTS TO THIRD PARTIES REPORT TEMPLATE	68
ANNEX VI – PAYMENT FLOW OF CREDIT RIGHTS CHART	71

BYLAWS OF CREDIT RIGHTS INVESTMENT FUND (FIDC)

– BANCOS EMISSORES DE CARTÃO DE CRÉDITO – STONE

CNPJ/MF No. 24.068.675/0001-30

CHAPTER ONE – DEFINITIONS

1.1 Except as defined in other sections of the Bylaws, terms and expressions beginning with capital letters, whether singular or plural, shall have the meanings ascribed to them, as set out below:

Administrator	is Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A., a corporation duly authorized by the CVM to manage investment funds and securities portfolios by means of Declaratory Act No. 6.696, dated February 21, 2002, registered under the CPNJ/MF No. 36.113.876/0001-91, headquartered in the city and state of Rio de Janeiro, at Avenida das Américas, nº 3.434, Bloco 07, sala 201, Centro Empresarial Mario Henrique Simonsen, Barra da Tijuca, CEP 22640-102.

Risk Rating Agency	is Fitch Ratings Brazil Ltda., a credit rating agency headquartered in the city and state of Rio de Janeiro, at Praça XV de Novembro, n.º 20, sala 401 B, CEP 20.010-010, registered under the CPNJ/MF No. 01.813.375/0001-33.

Minimum Allocation	is defined in Article 4.2 of these Bylaws.

Extraordinary Amortization	is the Extraordinary Amortization of Shares, solely for the purpose of framing the Net Asset Value (NAV) to the Minimum Allocation, the Subordination Ratio and/or to comply with the investment policy described in Chapter Four of these Bylaws, as foreseen in Chapter Seventeen herein.

Scheduled Amortization	is the amortization of the Senior Shares principal performed on corresponding Senior Shares Scheduled Amortization Dates, along with the Remuneration payment, according to the schedule defined in their corresponding Amendments and as set forth in these Bylaws.

ANBIMA	is the Brazilian Financial and Capital Markets Association.

Payment Method	is the set of rules and procedures established by the Card Brand that regulates the provision of certain payment services to the public, such as the activities of issuing Payment Instruments and accrediting Accredited Outlets, as well as defines the use of operational and safety standards associated with these activities, in accordance with the applicable legislation, in particular Law No. 12.865/13, CMN Resolution No. 4.282/13 and BACEN Information Circular No. 3.683/13.

Additional Credit Rights Files	electronic records standardized by the Stone System, containing information on Credit Rights characteristics and allowing their individualized identification, as described in Annex I attached herein.

Delivery File	is defined in Article 11.1.1 of these Bylaws.

Return File	is defined in Article 11.1.1, item (ii) of these Bylaws.

General Meeting	is the General Shareholders’ Meeting, held in accordance with the provisions of Chapter Sixteen herein.

Financial Assets	are (i) Brazilian National Treasury Bonds; (ii) BACEN bonds; (iii) repo operations backed by the securities listed in items “(i)” and “(ii)” above, whose counterparty is a top tier financial institution with “AAA” ratings on the Brazilian national credit ratings scale issued by Fitch Ratings Brasil Ltda.; and (iv) shares of investment funds classified as referenced to the DI (Interbank Deposit) rate or investment funds with shares of investment funds referenced to a fixed income indicator, provided that they are not administered or managed by the Administrator, with low-risk ANBIMA classification, and, in any case, with daily liquidity.

Independent Auditor	is the company that will perform audit services on the financial statements and the other Fund accounts.

BACEN	is the Central Bank of Brazil.

Depository Banks	means: (i) BANCO VOTORANTIM S.A., financial institution headquartered in the city and state of São Paulo, at Avenida das Nações Unidas, No. 14, 171, Tower A, 18th Floor, registered under CNPJ / MF No. 59.588.111 / 0001-03, a financial institution in which the Assignor maintains a Centralizing Account of the Assignor; (ii) BANCO SAFRA S.A., a financial institution headquartered in the city and state of São Paulo, at Avenida Paulista, No. 2,100, registered under CNPJ / MF under No. 58.160.789 / 0001-28, financial institution in which the Assignor maintains a Centralizing Account of the Assignor; and / or (iii) any other financial institution that comes to be contracted by the Seller to maintain a Centralizer Account of the Assignor, which may be contracted without the need for approval by the General Assembly, provided that the financial institution contracted is a Pre-Approved Depositary Bank.

Pre-Approved Depositary Banks	are the following financial institutions, which can be contracted to become a Depositary Bank (as defined above), regardless of its rating and without approval by the General Assembly: (i) Itaú Unibanco S.A .; (ii)Banco Bradesco S.A .; (iii) Banco Santander (Brazil) S.A .; (iv) Banco Citibank S.A .; (v) BankVotorantim S.A .; and (vi) Banco Safra S.A.

Settlement Banks	means: (i) BANCO VOTORANTIM S.A., financial institution headquartered in the city and state of São Paulo, at Avenida das Nações Unidas, 14,171, Torre A, 18th floor, registered under the CPNJ/MF No. 59.588.111/0001-03, responsible for the liquidation of Payment Transactions originated by Visa Brand Cards; (ii) BANCO SAFRA S.A., financial institution headquartered in the city and state of São Paulo, at Avenida Paulista, nº 2.100, registered under the CPNJ/MF No. 58.160.789/0001-28, responsible for the receipt of liquidation of Payment Transactions originated by Mastercard Brand Cards; and/or (iii) any other financial institution that might be hired by Transferor to be responsible for the liquidation of Payment Transactions originated by Brand Cards (na CIP), that may be hired without the approval of the general Assembly, provided that the hired financial institution is a Pre-Approved Settlement Bank and has a credit rating equal to or higher than the replaced Settlement Bank on the date it was hired, on the Brazilian national credit ratings scale issued by Fitch Ratings Brasil Ltda.

Pre-Approved Settlement Banks	are the following financial institutions, which may be contracted by the Transferor to be the Settlement Bank (as defined above), regardless of their rating and without the need for approval by the General Assembly: (i) Itaú Unibanco S.A.; (ii) Banco Bradesco S.A.; (iii) Banco Santander Brazil S.A. (iv) Bank Citibank S.A.; (v) Bank Votorantim S.A.; E (vi) Bank Harvest S.A.

Hiper Brand Card	is the “Hiper” Payment Method established by Banco Itaucard S.A., an anonymous company headquartered In the city of Poá, in the state of São Paulo, at Alameda Pedro Calil, No. 43, centre, registered under the CNPJ/MF 17.192.451/0001-70, in the condition of Payment Arrangement settlor under Law 12,865 of 9 October 2013 and the Circular BACEN 3.682/13.

MasterCard Brand Card	is the Payment Method established by MasterCard Brasil Soluções de Pagamento Ltda., a limited liability company headquartered in the city and state of São Paulo, at Avenida das Nações Unidas, nº 14.171, 19º e 20º andares, Crystal Tower, Edifício Rochaverá, CEP 04794- 000, registered under the CNPJ/MF No. 05.577.343/0001-37, as Payment Arrangement settlor under Law 12.865, dated October 9, 2013 and from BACEN Information Circular No. 3.682/13.

Visa Brand Card	is the Payment Method established by Visa do Brasil Empreendimentos Ltda., a limited liability company headquartered in the city and state of São Paulo, at Av. Brigadeiro Faria Lima, 3729 – 3º andar, registered under the CNPJ/MF No. 31.551.765/0001-43, as Payment Arrangement settlor under Law 12.865, dated October 9, 2013 and from BACEN Information Circular No. 3.682/13.

Card Brands	are, together, Hiper Brand Card, MasterCard Brand Card and Visa Brand Card, the institutions responsible for Payment Methods (Payment Method settlors) and, when appropriate, for the use of the brand associated with the Payment Method, holders of property rights and/or franchisers of their brands and logos that identify the Payment Instruments, which are responsible for regulating and supervising the issuance of Payment Instruments, the accreditation of Accredited Outlets, and the use of operational and security standards, in accordance with applicable regulations.

Senior Benchmark	is defined in Article 15.3, item (v) herein.

B3	is the B3 S.A. – Brazil, Bolsa, Balcão.

Card	is the Payment Instrument presented in the form of a plastic or virtual card, with credit and/or debit features, among others, issued by the Issuer and endowed with its own number, security code, End User name (Payment Instrument holder), expiration date and the card brand logo, brands, names or logos accepted in the Stone System, which will be used for Payment Transactions in the corresponding systems.

Assignor	is Stone, which, from time to time, under the Assignment Agreement, assigns all or part of their corresponding Eligible Credit Rights to the Fund and, to this end, will perform the corresponding Electronic Assignments.

Chargeback	means the disputing of Payment Transactions, whether in whole or in part, by End Users, Accredited Outlets, Card Brands and/or Issuers, which may result in the non-completion of transfers or in the corresponding reversal of credit(s) to the Assignor.

CIP	is the Brazilian Interbank Payment Clearing House, or any other interbank payment clearing house that comes to replace it.

BACEN Information Circular No. 3.682/13	means the BACEN Information Circular No. 3.682/13, issued on November 4, 2013, as amended, or any other regulation replacing it.

BACEN Information Circular No. 3.683/13	means the BACEN Information Circular No. 3.683/13, issued on November 4, 2013, as amended, or any other regulation replacing it.

CNPJ/MF	is the Corporate Taxpayer Registry of the Brazilian Ministry of Finance.

Civil Code of Brazil	means Law No. 10.406, dated January 10, 2002, as amended, or any other regulation replacing it.

Affiliates	means, with respect to a specific Entity, any other Entity that controls, is directly controlled by or is under common direct control with such specific Entity. For the purposes of this definition, the term “control”, when used in relation to a specific Entity, means the power of management and direction of such Entity’s policies, directly or indirectly, whether through holding securities with voting rights, by virtue of an agreement or otherwise. The terms “controlled” and “controller” will have meanings related to the definitions above.

Assignment Conditions	is defined in Article 5.3 of these Bylaws.

Fund Authorized Account	means the current account held by the Fund at Itaú Unibanco S.A. (to be informed by the Fund in due course), to which, upon instructions forwarded by the Custodian, or as applicable, instructions forwarded by the Depositary Bank, according to the terms of this Agreement, the payments will be transferred referring to Credit Rights deposited in the Assignor’s Centralized Accounts and related to the payment of Assigned Credit Rights.

Assignor’s Centralized Accounts	are the following accounts held by the Assignor, with restricted transactions, to which the Settlement Bank will transfer payments referring to Assigned Credit Rights, as well as other Credit Rights (not assigned to the Fund) held by the Assignor and/or other third parties that have acquired Credit Rights from the Assignor: (i) account held by Stone at Banco Safra S.A., to be informed by the Assignor in due course; and (ii) account held by Stone at Banco Votorantim S.A., to be informed by the Assignor in due course; or (iii) any other restricted movement account to be maintained by the Transferor in the financial institution that is to be hired by the Transferor for the Depository Bank service, respecting the flow of payments and bank functions of the Depositary Banks described in this regulation.

Full Operation Account	is the current account with unrestricted transactions, held by the Assignor, to which the payments will be transferred related to Credit Rights deposited in the Assignor’s Centralized Accounts that are not related to payments of the Fund’s Assigned Credit Rights.

Assignment Agreement	is the “Credit Rights Assignment and Purchase Promissory Agreement and Other Covenants for the Credit Rights Investment Fund – Bancos Emissores de Cartão de Crédito—Stone,” to be entered into by and between the Assignor, the Fund, as assignee, the Investment Management Company, the Administrator, and the Custodian.

Centralized Account Agreements	are the following private instruments when taken together: (i) “Custodian Bank Services Agreement,” to be signed by and between the Assignor and Banco Votorantim S.A.; and (ii) “Deposit Agreement and Other Covenants (Escrow Account),” to be signed by and between the Assignor and Banco Safra S.A., which regulate the Assignor’s Centralized Accounts transactions; and/or (iii) any other contract signed between the Assignor and the Depositary Bank hired by the Assignor to regulate the Assignor’s Centralized Account. The Fund will accept the Centralized Account Agreements mentioned above, without prejudice to other rights and obligations set forth in these agreements.

Accreditation Agreement	is the “Agreement for Accreditation and Affiliation of Establishments to the Stone System”, originally filed on February 12, 2016 at the 6th Registry of Deeds and Documents of the city of São Paulo, under No. 1.790.342, as amended and/or replaced from time to time, through which Accredited Outlets accept the general terms and conditions of services provided by Stone.

Custody Agreement	is the “Credit Rights Investment Funds Qualified Custodian Services Private Agreement and Other Covenants,” signed by and between the Administrator, on behalf of the Fund, and the Custodian.

Assets Manager	is Oliveira Trust Servicer S.A., a stock corporation headquartered in the city and State of Rio de Janeiro, at Avenida das Américas, nº 3.434, Bloco 07, sala 202, Centro Empresarial Mario Henrique Simonsen, CEP 22640-102, Barra da Tijuca, registered under the CNPJ/MF No. 02.150.453/0001-20, providing controllership services for the Fund assets.

Shares	are the Fund’s Senior and Subordinate Shares.

Senior Shares	are the Fund’s Senior Shares, individually named “Senior Share,” whose characteristics and rights, as well as all conditions for the issuance, subscription, settlement, remuneration, amortization and redemption are described in Chapter Fifteen of these Bylaws and its corresponding Amendments.

Subordinate Shares	are the Fund’s Subordinate Shares, individually named “Subordinate Share,” whose characteristics and rights, as well as all conditions for the issuance, subscription, settlement, compensation, amortization and redemption are described in Chapter Fifteen of these Bylaws herein.

Shareholder	is the holder of Shares issued by the Fund.

Senior Shareholder	is the holder of Senior Shares, collectively referred to as “Senior Shareholders.”

Subordinate Shareholder	is Stone, and/or its controllers, affiliates or subsidiaries, or any other societies of Stone’s economic group, which will be the sole holders of all subordinated quotas until the full redemption of the senior quotas.

Accrediting Institution	means Stone.

Eligibility Criteria	are the criteria that any and all Credit Rights should meet, cumulatively, in order to be acquired by the Fund, as defined in Article 5.1 of these Bylaws.

Custodian	is the Administrator.

CVM	is the Securities and Exchange Commission of Brazil.

Bidding Date	is defined in Article 11.1.1 of these Bylaws.

Scheduled Amortization Date	is each amortization date scheduled for the principal and the payment of Senior Share Remuneration, according to the timeline defined in the corresponding Amendment, and as set forth in these Bylaws, after the end of the Grace Period.

Issuance Date	is each Share issuance date, as defined in the corresponding Amendment for each Senior Share series, which must be, necessarily, a Business Day, whereas all Senior Shares in the same series will have the same Issuance Date.

Remuneration Payment Date	are the corresponding Remuneration payment dates for each Senior Share series, as determined in its corresponding Amendment, during the Grace Period.

Senior Shares Redemption Dates	are the corresponding redemption dates for each Senior Share series, as determined in their corresponding Amendment, whereas all Senior Shares in the same Series will have the same Senior Shares Redemption Date.

Debtors	for all the Fund purposes, are the Approved Issuers.

Business Day or Business Days	means any day other than Saturday, Sunday, or holiday deemed as national, or, moreover, days in which, for any reason, there are no banking hours in the Federative Republic of Brazil.

Credit Rights	are the Credit Rights held from time to time by the Assignor in the face of Debtors, according to Payment Methods rules, resulting from Payment Transactions performed by End Users through Payment Instruments operationalized by the Stone System, for the purchase of goods or services in Accredited Outlets, equivalent to the remaining value of Payment Transactions after the deduction of Applicable Fees.

Assigned Credit Rights	are the Eligible Credit Rights, in compliance with the Fund Investment Policy, assigned to the Fund by the Assignor, under the Assignment Agreement terms and the corresponding Assignment Terms and Electronic Assignment Finalizations.

Defaulted Assigned Credit Rights	are the Assigned Credit Rights whose corresponding Debtors have not fulfilled their corresponding agreement obligations in due time.

Eligible Credit Rights	are the Credit Rights that meet the Eligibility Criteria.

Additional Documentation	are (a) agreements signed by and between the Assignor and the Visa Brand Card, the MasterCard Brand Card and/or the Hiper Brand Card as the case may be; and (b) other documentation additional to the Supporting Documents, which may prove necessary when discussing the existence of Assigned Credit Rights. Additional Documentation will be available to the Administrator and/or the Custodian whenever requested, within the time frame stipulated in the Assignment Agreement.

Supporting Documents	are documents that prove the Credit Rights financial support, including: (i) daily reports made available to the Assignor by Visa, MasterCard or Hiper Brand Cards, as the case may be, confirming the Payment Transactions before Debtors, through the Stone System; and (ii) the Credit Rights Additional Files.

Assignor’s Authorized Emails	are the email addresses indicated in the Assignment Agreement, which are authorized to communicate the Assignor’s will and for the acceptance of obligations by the Assignor.

Custodian’s Authorized Emails	are the email addresses indicated in the Assignment Agreement, which are authorized to communicate the Custodian’s will and for the acceptance of obligations by the Custodian.

Fund’s Authorized Emails	are the email addresses indicated in the Assignment Agreement, which are authorized to communicate the Fund’s will and for the acceptance of obligations by the Fund.

Issuers	are the Entities (financial institutions and/or payment institutions) duly authorized by BACEN and licensed by the Card Brands to issue electronic currency and/or Payment Instruments (including Cards), which are valid in Brazil, in accordance with CMN and BACEN applicable legislation.

Approved Issuers	are the following Issuers: (i) Itaú Unibanco S.A.; (ii) Banco Bradesco S.A.; (iii) Banco Citibank S.A.; (iv) Banco Santander (Brazil) S.A.; (v) Banco do Brasil S.A.; and (vi) Caixa Econômica Federal, as well as other financial institutions and/or payment institutions belonging to corporate groups integrated by Issuers listed in items “(i)” to “(vi)” above.

Bookkeeper	is the Custodian.

Accredited Outlets	are the commercial outlets or self-employed professionals, located in Brazil, duly accredited by Stone, as the Accrediting Institution, and that have accepted and agreed to the Accreditation Agreement.

Assessment Events	are the events defined and listed in Article 20.1 of these Bylaws, which generate the need to consult with the Shareholders, at a Shareholders’ General Meeting, regarding the continuity or non-continuity of the Fund.

Liquidation Events	are the events that lead to an early liquidation of the Fund, as defined and set forth in Article 21.1 herein, ensuing the consequent holding of a General Shareholders’ Meeting to discuss the procedures that will be adopted in order to preserve Shareholders’ rights and interests.

FGC	is the Credits Guarantor Fund.

Electronic Assignment Agreement	are the emails, documents and files exchanged between the Assignor’s Authorized Emails and the Fund’s Authorized Emails to unequivocally certify the acceptance of an Assignment Term and/or Return File, as applicable, in accordance with the procedures set forth in the Assignment Agreement.

Fund	as defined in Article 2.1 herein, is the Credit Rights Investment Fund – Bancos Emissores de Cartão de Crédito— Stone, governed by these Bylaws and by applicable laws and regulations.

Fundos21	is the Funds Module Fundos21, managed and operationalized by B3.

Investment Management Company	Oliveira Trust Servicer S.A., a stock corporation headquartered in the city and State of Rio de Janeiro, at Avenida das Américas, nº 3.434, Bloco 07, sala 202, Condomínio Mario Henrique Simonsen, CEP 22640-102, Barra da Tijuca, duly authorized by CVM to manage securities portfolios, through the Declaratory Act No. 7.446, dated October 13, 2003, registered under the CNPJ/MF No. 02.150.453/0001-20.

IGP-M	is the General Index of Market Prices, the Brazilian Inflation Index calculated by Fundação Getúlio Vargas (FVG), or any other index that might replace it.

CVM Law No. 356/01	means Law No. 356, dated December 17, 2001, as amended, or any other regulation replacing it.

CVM Law No. 476/09	means Law No. 476, dated January 16, 2009, as amended.

CVM Law No. 539/13	means Law No. 539, dated November 13, 2013, as amended, or any other regulation replacing it.

Payment Instruments	means all and any device(s) and set(s) of procedures (including physical or electronic payment instrument(s) and Cards, among others), which will be accepted in Payment Transactions through the Stone System.

Investors	means the Professional Investors, together with the Qualified Investors.

Professional Investors	mean professional investors, according to applicable rules, in particular CVM Law No. 539/13.

Qualified Investors	mean qualified investors, according to applicable rules, in particular CVM Law No. 539/13.

Liquidation Windows	is defined in Article 11.1.2 of these Bylaws.

Law No. 12.865/13	means Law No. 12.865, dated October 9, 2013, as amended, or any other regulation replacing it.

Batch	is defined in Article 11.1.1 of these Bylaws.

MDA	is the Assets Distribution Module managed and operationalized by B3.

Restricted Bidding	is any and all public distribution of Senior Shares with restricted placement efforts to be carried out during the Fund’s duration, in accordance with CVM Law N0. 476/09, which (i) will be made exclusively to Professional Investors; (ii) will be intermediated by corporations belonging to the securities distribution system; and (iii) will be given an ANBIMA waiver and an automatic CVM registration waiver, pursuant to CVM Law No. 476/09, and to ANBIMA analysis.

Transfer order	as defined in the Centralized Account Agreement, means: (i) the notification must be forwarded by the Depositary Bank and must be confirmed by the Custodian, or, if any discrepancy, presented by the Custodian; or (ii) the notification will be forwarded by the Custodian to the respective Depositary Bank, which shall have, at least and under the Centralizing Account Agreement, the total amount to be transferred to the Fund Authorized Account on the date the Eligible Credit Rights expire, according to Assigned Credit Rights amounts and maturity dates, including any amounts due by the Assignor to the Fund on account of an Assignment Settlement.

Authorized Equity	shall mean the authorized Fund NAV in the amount of BRL 10,000,000,000.00 (10 billion Brazilian reais), which represents the BRL amount corresponding to the new series of Senior Shares that may be issued by the Fund after the closure of the First Issuance, at the Administrator’s discretion, regardless of General Meeting’s approval.

Net Asset Value (NAV)	is defined in Article 13.1 of these Bylaws.

Grace Period	means the period of time, to be determined in each Amendment, during which Senior Shareholders will be entitled only to their Senior Shares’ corresponding Remuneration distribution. The Grace Period shall begin on the Issuance Date of the corresponding Senior Shares series and end at the beginning of the corresponding Amortization Period, or upon the occurrence of a Liquidation Event.

Amortization Period	shall mean the period starting at the end of the grace period and ending at the corresponding Senior Shares Redemption Date or upon the occurrence of a Liquidation Event, during which a Senior Shares Series should be fully amortized (i.e. redeemed).

Entity	means any private individual or legal entity, corporation, association, joint venture, stock corporations, investment funds, organizations, or entities without legal personality, or government authority.

Authorized Persons	are individuals who were granted the necessary powers to legally represent their corresponding Entity in practicing the aforementioned acts, under their corporate documents and/or power of attorney terms, as applicable.

Billing Policy	is the billing policy adopted by the Fund and Custodian, as set forth in Chapter Twelve of these Bylaws.

Investment Policy	is the Fund investment policy, as defined in Chapter Four of these Bylaws.

Duration	is defined in Article 2.2 of these Bylaws.

Redemption Period	is the term for the compulsory and full redemption of Shares, as determined by the General Meeting that discusses the liquidation of the Fund.

Acquisition Price	with respect to Credit Rights, is the price to be paid by the Fund to the Assignor as a result of the acquisition of such Credit Rights, as set forth in the Assignment Agreement and its corresponding Assignment Term and/or Return File, as applicable.

Issuance Price	is the corresponding issuance price for each Share of the Senior Shares series, according to their corresponding Amendments.

First Issuance	is defined in Article 14.1.3 of these Bylaws.

First Liquidation Window	is defined in Article 11.1.2 of these Bylaws.

Bid Processing	is defined in Article 11.1.1 of these Bylaws.

Subordination Ratio	9.75% (nine point seventy-five percent), corresponding to the minimum ratio of Subordinate Shares issued and settled in relation to the NAV of the Fund, under these Bylaws.

Remuneration	means the cumulative compensation of Fund Shares; for Senior Shares, this will be equivalent to the Benchmark Target for the corresponding Senior Shares.

Bylaws	as defined in Article 2.1, means these Fund Bylaws, as well as their corresponding amendments.

Electronic Means of Payment Regulation	Means Law No. 12.865/13, CMN Resolution No. 4.282/13, BACEN Information Circular No. 3.682/13, and BACEN Information Circular No. 3.683/13, as well as all supplementary regulations published by BACEN and CMN, as amended or replaced.

Open Assignments to Third Parties Report	is defined in Article 5.3.2, item “(ii)” herein.

Capital reserve	is the portion of the NAV of the Fund equivalent to the value forecast by the Administrator, for the purpose of distribution to Senior Shareholders (whether Remuneration or amortization of principal), to be accumulated with: (i) a minimum 30 (thirty) days in advance in relation to the next Scheduled Amortization Date provided for in the corresponding Amendment (payment of principal and its corresponding Remuneration); and (ii) a minimum 15 (fifteen) days in advance in relation to the next Remuneration Payment Date provided for in the corresponding Amendment.

Liquidity Reserve	means a liquidity reserve equivalent to at least BRL 500,000.00 (five hundred thousand Brazilian reais) to be set up and controlled by the Administrator, which will be updated after every 12 (twelve)-month period, counted from the date in which the Fund began operating, or in the shorter periodicity possible admitted by Law, and according to the IGP-M index, or, in its absence, by any index replacing it, for the purpose of covering charges and expenses of the Fund, complying with the provisions of these Bylaws.

CMN Resolution No. 4.282/13	means the CMN Resolution No. 4.282/13, issued on November 4, 2013, as amended, or any other regulation replacing it.

Second Liquidation Window	is defined in Article 11.1.2 of these Bylaws.

SF	is the Funds Module – SF, managed and operationalized by B3.

Stone System	means the set of people, technologies and procedures provided by Stone, as the Accrediting Institution, required for enabling Accrediting Outlets, accepting Payment Instruments, for capture, transmission, processing and liquidation of Payment Transactions and for the acceptance and implementation of other products and services related to such activities.

Stone	STONE PAGAMENTOS S.A., stock corporation headquartered in the city and State of São Paulo, at Rua Fidêncio Ramos, nº 308, Torre A, conjunto 102, Vila Olímpia, CEP 04551-902, registered under CNPJ/MF No. 16.501.555/0001-57.

Supplement	is the Fund’s supplement relating to the series of Senior Shares of the Fund, in the form attached hereto as Annex III.

Applicable Fees	means the fees that constitute the remuneration of Issuers (interchange), and/or other fees/amounts that are part of the Accreditation Institution’s and/or Card Brands’ remuneration, as eventually applicable, provided for in Payment Methods rules.

Administration Fee	means the fee to which the Administrator shall be entitled for the provision of its Fund administration services, calculated as set forth in Article 7.3 of these Bylaws.

DI Rate	means the variation of DI (Interbank Deposit) average rates extra group overnight – one-day Interfinancial Deposits, daily calculated and published by B3, in their Daily Newsletter, available in their website at (http://www.B3.com.br), based on 252 (two hundred fifty-two) Business Days, in annual percentage form.

Term of Acceptance	is the document through which Shareholders accept these Bylaws, which and should be undersigned when they enter the Fund, under the terms of Annex II herein.

Assignment Term	is the “Credit Rights Assignment Term” that identifies the assignment of Assigned Credit Rights to the Fund by the Assignor, under the Assignment Agreement.

Consolidated Assignment Term	is the “Consolidated Credit Rights Assignment Term,” which consolidates the assignment of Assigned Credit Rights by the Assignor to the Fund every 15 (fifteen) days, in the form set forth in the Assignment Agreement.

Payment Transaction	means the payment transaction, performed by the End User, for the acquisition of goods, products and/or services from the Accredited Outlet, through the use of any Payment Instruments, within the scope of one or more Payment Methods.

End Users	are private individuals or legal entities that use a Card Brand Payment Instrument to carry out a Payment Transaction.

Nominal Value Unit	has the meaning attributed to it in section 14.1.3 of this Regulation.

CHAPTER TWO – FORM OF INCORPORATION, DURATION AND PURPOSE

2.1. Form of Incorporation The Credit Rights Investment Fund – Bancos Emissores de Cartão de Crédito—Stone (“Fund”), duly established as a closed-end fund, with Duration defined in Article 2.2 below, governed by Motion No. 2.907, issued by the CMN, on November 29, 2001, by CVM Law 356/01, issued by CVM, and other applicable legal and regulatory provisions, will be governed by these Bylaws (“Bylaws”).

2.2. Duration The duration of the Fund is 20 (twenty) years after the first Fund Shares’ Issuance Date, except in case of the occurrence of any Liquidation Event, as defined in Article 21.1 herein (“Duration”).

2.2.1. The Shareholders may decide to extend the Duration during a Shareholders’ General Meeting.

2.2.2. If the Duration ends on any day other than a Business Day, the liquidation of the Fund will be performed on the first subsequent Business Day.

2.2.3. The end of the Duration will not affect the fulfillment of any Fund obligations that became a liability up to and including the last day of the Duration.

2.3. Purpose. The Fund is a community of resources predominantly intended for the acquisition of Eligible Credit Rights and other Financial Assets during its duration, in accordance with the Investment Policy described in Chapter Four herein, and as per CVM Law No. 356/01.

2.4. The Fund will begin operating on date of the first payment of Shares.

2.5. The NAV of the Fund will comprise two classes of shares – Senior Shares and Subordinate Shares – as per Article 12 of CVM Law No. 356/01. Senior Shares may be issued in multiple series, as established herein.

2.5.1. The characteristics and rights, as well as all conditions for the issuance, subscription, settlement, remuneration, amortization and redemption of Shares are described in Chapters Fifteen to Eighteen of these Bylaws and in their corresponding Amendments (as appropriate), established in Annex III herein.

CHAPTER THREE – TARGET AUDIENCE

3.1. Target Audience. The Senior Shares of the Fund will be the subject of a public offering, subject to the registration requirements of the CVM or pursuant to an automatic exemption from any such registration requirements, and may be distributed with or without restricted placement efforts, and may only be subscribed and settled by Qualified and/or Professional Investors, as applicable.

3.1.1. Subordinate Shares will be issued privately and subscribed to and settled in cash, in national currency or Eligible Credit Rights, under the terms of Chapter Fifteen of these Bylaws, outside the scope of B3, through Stone’s exclusive Private Placement and by its controllers, affiliates or subsidiaries, or any other societies of the same economic group, with no sales efforts on the part of any institution forming the security distribution system. New Subordinate Shares may be issued to maintain the Subordination Ratio.

CHAPTER FOUR – INVESTMENT POLICY AND PORTFOLIO COMPOSITION

4.1. The Objective of the Fund. The objective of the Fund is to provide Shareholders with the Appreciation of their Shares by investing its NAV in the acquisition of: (i) Credit Rights, formalized through Supporting Documents, which meet the Eligibility Criteria and Assignment Conditions established in Chapter Five of the Bylaws; and (ii) Financial Assets, in compliance with the composition and diversification indices of the Fund’s Portfolio, as set out herein.

4.1.1. Origin of Credit Rights. Credit Rights originate from payments owed by Debtors to the Assignor, arising from Payment Transactions carried out by End-Users, within the Stone System, as described below:

(i) Accredited Outlets, from time to time, provide services and sell goods and products to End Users, who may use Payment Instruments under any Card Brand and Issuer, within the Stone System, generating Payment Transactions;

(ii) in accordance with the legislation in force, such Payment Transactions generate multiple credit relations, and for the purpose of the Fund’s operation, the following are the most relevant: (a) the Issuer’s credit before the End-User; (b) Stone’s credit (as the Accrediting Institution) before the Issuer; and (c) the credit of the Accredited Outlet before Stone (as the Accrediting Institution);

(iii) as a result of item (ii) above, each Payment Transaction originates one or more Credit Rights, and Stone becomes the owner of such Receivables before the Issuer of the Card used in the respective Payment Transaction; and

(iv) therefore, the Fund will acquire from Stone all Credit Rights from Debtors (which are the Issuers) of Visa, MasterCard or Hiper Brand Cards (noting Article 5.1.1 in regards to Hiper Brand Card).

4.1.2. Fulfillment of the Eligibility Criteria and Assignment Conditions. The Fund must only acquire Credit Rights which meet the Eligibility Criteria, as verified on the corresponding dates of acquisition, also acting in accordance with all Assignment Conditions.

4.1.3. Assignment of All Rights connected with Eligible Credit Rights. In accordance with Articles 287 and 893 of the Civil Code of Brazil, and as set forth herein and in the Cession Contract, the transfer of Credit Rights, by the Assignor to the Fund, will consider not only Credit Rights but also all they represent, including monetary adjustments, interest and charges, as well as all rights, shares, co-obligations and guarantees, granted by third parties, ensured to the Assignor as per the Credit Rights, under the terms of all corresponding Supporting Documents and Additional Documentation.

4.1.4. Payment of the Acquisition Price. The Fund must pay the Assignor, for each acquisition of Eligible Credit Rights formalized through an Electronic Assignment, the Fund will pay to the Assignor the corresponding Acquisition Price as established in the Assignment Agreement and corresponding Assignment Term and/or Return File, as applicable.

4.1.5. Financial Assets Registration. All Financial Assets must be registered, placed under custody or kept in a deposit account under the name of the Fund, as applicable, in specific accounts open at SELIC—Special System for Settlement and Custody, at the registration and financial settlement system administered by B3, or at institutions or entities authorized by BACEN or by CVM to render such services.

4.1.6. No Right of Recourse or Co-obligation. The Fund will acquire Eligible Credit Rights as well as all and any rights, prerogatives, guarantees and relevant accessory rights, in a definite manner and without any right of recourse against the Assignor and/or a co-obligation of this Assignor, complying with, in any event:

(i) the other terms and conditions of these Bylaws;

(ii) the terms, conditions and procedures set forth in the Assignment Agreement and in the respective Assignment Terms;

(iii) all procedures relevant to the acquisition of Credit Rights and the Eligibility Criteria and Assignment Conditions defined herein; and

(iv) the Investment Policy detailed in this Chapter.

4.1.7. Assignor’s Responsibility Regarding Credit Rights. The Assignor must not be liable for the respective Debtor’s solvency, but only for the right formalization, the correct incorporation, existence, liquidity and surety of these Credit Rights acquired by the Fund, under the Assignment Agreement.

4.2. Minimum Allocation. The Fund must have, after 90 (ninety) days of the beginning of its activities, at least 50% (fifty per cent) of its resources allocated (“Minimum Allocation”), and no more than 100% (one hundred per cent) of its NAV, in Eligible Credit Rights, pursuant to Article 40 of CVM Law No. 356/01.

4.3. Financial Assets. The NAV of the Fund which is not allocated in Eligible Credit Rights may be invested in Financial Assets.

4.4. Prohibition of Derivative Operations. The Fund must not invest in the derivatives market, except for the purpose of hedging cash positions, up to their limit.

4.5. Percentages of Portfolio Composition and Diversification. The Administrator will control, on a daily basis, the percentages of the Fund’s portfolio composition and diversification indicated in this Chapter, based on the Fund’s NAV of the immediately preceding Business Day.

4.5.1. The Fund’s portfolio composition will not impose any diversification requirements in addition to those provided for in this Chapter.

4.6. Concentration Limit by Debtor. The Fund may acquire Eligible Credit Rights and Financial Assets from Debtors, or Co-obligation Financial Assets from the same Person, without being subject to the limit of 20% (twenty per cent) of its NAV set forth in Article 40-A of CVM Law No. 356/01, provided that all requirements established in Paragraph 1 of Article 40-A of CVM Law No. 356/01 are fulfilled.

4.6.1. The possibility to increase the 20% (twenty per cent) limit to invest in other assets of the same Debtor, provided for in Article 4.6 above, does not apply to co-obligation assets or assets issued by the Administrator or the Investment Management Company, or parties related to them, as defined by the accounting rules that cover this topic, for whom the limit must be fulfilled.

4.7. Operations requested by the Administrator. The Administrator, in compliance with the provisions of this Chapter and the Fund Investment Policy, may freely request any operations to be carried out for the composition of the Fund’s portfolio, in which the Administrator, controlled and controlling companies, affiliate companies and/or subsidiaries of the Administrator appear as a counterpart, provided that its only purpose is the Fund’s cash and liquidity management (including, without limitation, all operations listed in item (v) of the Financial Assets definition above).

4.8. The segregation of the Administrator’s Activities. The Administrator holds mechanisms and segregation systems in place regarding the activities it performs in the management of third-party resources, as per the regulation in force. Due to such segregation, there is no possibility of conflicts of interest in the event the Fund operates in accordance with Article 4.7 above.

4.9. Possibility of Operations that Risk the Fund’s NAV. Fund investment choices may put at risk all or part of its NAV, pursuant to item III of paragraph 1 of article 24 of CVM Law No. 356/01. Among the several risks for the Fund’s portfolio are, for example, the ones analyzed in Chapter Six below. The Professional Investor must read this Chapter Six very carefully before acquiring Fund Shares.

4.10. Lack of Guarantees. Fund investments lack the guarantee from: (i) the Administrator; (ii) the Investment Management Company; (iii) the Assignor; (iv) the Custodian; (v) any insurance mechanism; or (vi) the FGC.

4.11. Voting policy. This Fund’s Investment Management Company adopts a voting rights policy at general meetings, that regulates the general principles, the decision-making process and required relevant matters for exercising the right to vote. Such policy guides the Investment Management Company’s decisions at general meetings that grant Shareholders and securities holders the right to vote.

4.11.1. The complete Investment Management Company’s voting policy is available on-line at www.oliveiratrust.com.br.

CHAPTER FIVE – ELIGIBILITY CRITERIA AND ASSIGNMENT CONDITIONS

5.1. Eligibility Criteria. The Fund is allowed to purchase only those Credit Rights that, on their corresponding acquisition dates, meet the following eligibility criteria (“Eligibility Criteria” and “Eligible Credit Rights”, respectively), individually and cumulatively:

(i) Credit Rights must originate from payments due to the Assignor by the Debtors, arising out of “credit” Payment Transactions performed by End Users through the Stone System, with exclusive Payment Instruments from Visa, MasterCard and/or Hiper Brand Cards (noting Article 5.1.1 below in regards to Hiper Brand Card) to acquire goods, products and services at Accredited Outlets, after the deduction of Applicable Fees;

(ii) Credit Rights must be exclusively expressed in national currency;

(iii) all Debtors payments due to the Fund on account of Assigned Credit Rights must be timely paid;

(iv) Credit Rights may not have maturities longer than those of Senior Shares, or than 365 (three hundred sixty-five) days, whichever is shorter;

(v) the weighted average term of open Fund’s Portfolio (i.e. Assigned Credit Rights that have not matured), jointly considered with the terms of Credit Rights assigned to the Fund by the Assignor, calculated on the respective Bidding Date, should be of a maximum of 100 (one hundred) days; and

(vi) Credit Rights must have a maturity of at least 7 (seven) days from the respective Bidding Date.

5.1.1. Notwithstanding the obligation to fulfill each of the Eligibility Criteria, the Fund will not be permitted to acquire Credit Rights from payments owed by the Obligors to the Assignor, resulting from the Payment Transactions carried out by the End Users using Hiper Brand Cards, as verified by the Custodian, so long as the following conditions are not fully satisfied:

(i) the Assignor must have contracted a Settlement Bank responsible for the receipt of settlement Payment Transactions originated by Hiper Brand payment instruments, according to this Regulation;

(ii) the Assignor must have an Assignor’s Centralized Account opened with a Depositary Bank, where the total Credit Rights from Payment Transactions originated by hiper Brand payment instruments will be transferred to; and

(iii) the Hiper Brand must be able to effectively issue and make available to the Assignor a report that confirms the Payment Transactions with the Debtors, through the Stone System, in order to allow the Administrator and the Custodian to verify the amount of Credit Rights respective to the Payment Transactions originated by Hiper Brand Cards for the next 365 (three hundred and sixty-five) days following the release of such report by the Hiper Brand.

5.1.2. Failure to Comply with Eligibility Criteria. In the event that Eligible Credit Rights cease to comply with any of the Eligibility Criteria described above after their acquisition by the Fund, Shareholders will not hold the right of recourse against the Administrator, the Investment Management Company, the Custodian and/or the Assignor, except when there is proof of bad faith, willful misconduct or fault of the parties, and in compliance with the Assignment Agreement and its respective Assignment Terms, as applicable.

5.2. Eligibility Criteria Verification. The Custodian will be the institution responsible for verifying Credit Rights compliance with the Eligibility Criteria in the Fund’s acquisition of Credit Rights.

5.2.1. Final Verification. Under the terms and conditions of these Bylaws, the Custodian’s verification of compliance with the Eligibility Criteria will be considered as final.

5.2.2. Verification Methodology of Credit Rights Financial Support. In light of the significant amount of Credit Rights assigned to the Fund, the Custodian, or the company hired to act on its behalf as described in paragraph 6 of article 38 of CVM Law No. 356, will perform a random verification of Credit Rights financial support on a quarterly basis, or as requested by Senior Shareholders gathered in a General Meeting, in accordance with the methodology described in Annex IV herein.

5.2.3. Credit Rights Financial Support Verification by Third Parties. Without prejudice to his responsibility, the Custodian may hire a third party to perform Assigned Credit Rights financial support verification, consistent with paragraph 6 of Article 38 of CVM Instruction 356, provided that such third party is not the originator of the Credit Rights, the Assignor, the Investment Management Company or any expert consultant hired by the Administrator to act within the scope of the Fund, and its respective related parties, as defined by the relevant applicable accounting rules, as long as the hiring of any third parties to verify the Assigned Credit Rights financial support has the Subordinate Shareholder’s prior approval, under Article 15.4, item “viii” below. Any irregularities identified in this audit will be reported to the Administrator, the Investment Management Company, the Independent Auditor, and the Shareholder(s).

5.2.4. Verification of Defaulted Assigned Credit Rights. Assigned Credit Rights defaulted in a given quarter shall be, for any given quarter, subject to a full and exclusive check by the Custodian or any hired third party to act on its behalf, in which case the methodology provided for in Article 5.2.2 above will not apply.

5.3. Assignment Conditions. Any and all Credit Rights offered by the Assignor to the Fund should cumulatively comply with the following assignment conditions, which must be verified by the Assignor, on the Offering Date, as provided below (“Assignment Conditions”):

(a) the Assignor cannot be defaulted on its obligations to the Fund;

(b) Credit Rights shall be free and clear of any liens, encumbrances or restrictions of any kind on the date of its assignment to the Fund; and

(c) the Debtors of Credit Rights must have a credit rating greater or equal to “AA-/F1+(bra)” on the Brazilian national credit ratings scale issued by Fitch Ratings Brazil Ltda.

5.3.1. Under the terms of art. 34, subparagraph IX of CVM Law No. 356/01, the Administrator has written and verifiable rules and appropriate procedures, which allows for the verification of the Assignor’s compliance with the obligation of validating the Credit Rights in relation to the Assignment Conditions set forth in these Bylaws.

5.3.2. For the purpose of verifying the Assignor’s compliance with the Assignment Condition described in Article 5.3, items “(b)” and “(c)”, the Administrator should be based on:

(i) the Supporting Documents;

(ii) the Administrator’s daily reports, produced according to the template set forth in Annex V herein (each one an “Open Assignment to Third Parties Report”), exclusively based on Assignment Notifications (as defined in the Assignment Agreement) forwarded by the Assignor and received by the Administrator (with a copy to the corresponding Depository Banks), under the terms of the Assignment Agreement;

(iii) the Assignor’s declaration that no encumbrance or additional Credit Rights assignment mentioned in the corresponding Open Assignment to Third Parties Report, and that might affect the Credit Rights offered to the Fund, had taken place, under the Assignment Agreement; and

(iv) the Assignor’s declaration that the Debtors of Credit Rights offered to the Fund had a credit rating greater or equal to “AA-/F1+(bra)” on the Brazilian national credit ratings scale issued by Fitch Ratings Brasil Ltda. at the moment of the corresponding assignments, under the Assignment Agreement.

5.3.2.1. The Administrator will obtain from Depository Banks the written confirmation regarding Open Assignment to Third Parties Report, under the corresponding Centralized Accounts Agreement, according to the Term of Acceptance to be entered into by the Fund.

5.3.2.2. If, following the assignment of Credit Rights, any Depository Bank identifies any error in the Open Assignment to Third Parties Report, the Administrator must act accordingly, requiring the Assignor’s confirmation that the Eligible Credit Rights acquired by the Fund complied with the Assignment Condition under article 5.3, item “(b)”; and, if the Administrator concludes that the Fund has acquired any Eligible Credit Rights that failed to comply with the Assignment Conditions, the Assignment Settlement provided for in Article 11.5 below shall apply, in addition to the provisions of these Bylaws.

CHAPTER SIX – RISK FACTORS

6.1. The Fund’s portfolio (Credit Rights and Financial Assets) and, consequently, its NAV, are subject to several risks that can generate losses as high as the amount of hired and not yet settled operations. Some of these risks are highlighted below. The complete elimination of possible losses for the Fund and the Shareholders cannot be assured, and in no circumstance the Debtors, the Assignor, the Administrator, the Investment Management Company, and the Custodian, or any of its affiliates, can be held responsible, among other events, for any depreciation or loss of value of assets comprising the Fund’s portfolio, due to the lack of a secondary market for the Fund portfolio’s Credit Rights and Financial Assets, or to any losses incurred by Shareholders when paid for their Shares’ Remuneration, amortization or redemption, under these Bylaws. Prior to acquiring Shares, Professional Investors must carefully read this Chapter, thus holding themselves responsible for their investment in the Fund.

6.2. Market Risks

6.2.1. Fluctuation of Financial Assets Prices – The value of Fund’s Portfolio Financial Assets may increase or decrease according to the fluctuation of market’s prices and quotations. If the value of Financial Assets decreases, the Fund’s NAV might be affected, and, consequently, the Fund resources may become insufficient to pay the Senior Benchmark established for Senior Shares. There is no guarantee that the decrease in prices for the Financial Assets comprising the Fund’s portfolio will not extend for long and/or undetermined periods.

6.2.2. Profitability Mismatch – The income distribution of the Fund’s portfolio profits to the Shares may obey different parameters from those used for the Credit Rights’ purchase price. Fund’s resources may be insufficient to pay Shares’ amortization and part or all of the income due to Shareholders. The Assignor, the Custodian, the Investment Management Company, the Fund and the Administrator do not promise or ensure profitability to the Shareholder.

6.2.3. Effects of Brazilian Government Economic Policy – Are macroeconomic factors risks, such as the effects of Brazilian government economic policy and other exogenous variables, such as extraordinary facts, or special market situations, or political, economic, regulatory or financial events occurring in Brazil or abroad, which exert relevant influence on the Brazilian financial market. Brazilian government measures to control inflation and implement economic and monetary policies in the recent past involved interest rate changes, currency devaluation, exchange rates, tariffs and industry control, legislative changes (including, but not limited to the impact of new taxes of any kind on Fund operations and/or an increase in brackets or amounts of taxes already in place at the date of these Bylaws), among others These policies, as well as other conditions, have significant impact on the economy and on financial and stock markets in Brazil. Fund operations may be impacted by the adoption of measures that might influence the current fiscal policy, and result in currency fluctuation, indexing of the economy, price instability and higher interest rates. The Fund or any other entity, including the Administrator, will not incur in any fines or penalties of any kind if Shareholders suffer any loss or damage resulting from such events.

6.3. Credit Risks

6.3.1. Macroeconomic factors — The way the Fund will invest its resources, mainly in Eligible Credit Rights, will depend on the Eligible Credit Rights origination and on their corresponding Debtors solvency regarding income distribution to Shareholders. The Eligible Credit Rights origination and Debtors’ solvency might be affected by economy-related macroeconomic factors in Brazil, such as increasing inflation and interest rates, low economic growth rates and/or impacts on their origination, etc. Therefore, if one or more of these events occur, they might imply an increase on Eligible Credit Rights default and/or impact their origination, thus negatively affecting the Fund’s results and/or causing asset losses to the Fund and to the Shareholder(s).

6.3.2. Judicial and extra-judicial collection – In case Debtors default their respective payment obligations regarding Eligible Credit Rights assigned to the Fund, there is no guarantee that, in the context of possible judicial and/or extrajudicial collection of defaulted amounts and applicable surcharges, this collection will reach the desired results and return the owed amounts to the Fund, which might cause NAV losses to the Fund.

6.3.3. Origination Risk – Credits Modification by Judicial Decision – Assigned Credit Rights originate in payments due by the Debtors to the Assignor, arising from Payment Transactions carried out within the scope of Payment Methods, involving Payment Instruments used by End Users to purchase goods, products and services in Accredited Outlets, which have been captured, processed and liquidated by the Stone System, and which may, eventually, have their conditions questioned in court by the corresponding End Users. The possibility of End Users’ success in their litigation cannot be ruled out. In this scenario, Assigned Credit Rights may be canceled, have their value diminished or even considered void by court decision, which would, in any case, affect the Fund’s NAV. In addition, End Users may dispute Payment Transactions extrajudicially, through the so-called Chargebacks. Chargebacks for operations related to Assigned Credit Rights, or the Assignor’s possible insolvency in the scenarios described above, may negatively affect the Fund and result in losses for Shareholders and Fund results.

6.3.4. Assignor’s Default Risks in Assignment Settlement Scenarios – Under the Assignment Agreement and Article 11.5 of these Bylaws, there are scenarios in which an Assignment Settlement may occur, generating the Assignor’s obligation to pay the price established in the Assignment Agreement to the Fund. In these Assignment Settlement scenarios, the Assignor might not comply, for any reason, with its obligation to pay the agreed price, which might affect negatively the Fund results and/or cause asset losses to the Fund and to the Shareholder(s).

6.4. Liquidity risks

6.4.1. Closed Fund and Secondary Market – The Fund was established as a closed co-ownership, and Senior Shares may only be redeemed at the end of each series duration. Therefore, if, by any reason, Shareholders decide to divest their Shares before this term, they will have to do it in the Secondary Market.

The Secondary Market for investment fund Shares can have low liquidity, which may hinder Shares sales or cause a selling price to result in equity losses for the Shareholder. If Shareholders need to sell their Shares, there may not be buyers, or Shares sale price may reflect this lack of liquidity, causing equity losses to Shareholders.

6.4.2. Risk of Investing in Credit Rights – The Fund must invest its resources mainly in Eligible Credit Rights. However, by their very nature, when compared to usual investments of most investment funds, investing in Eligible Credit Rights has its peculiarities. For example, there’s no active market with liquidity for the trade of Eligible Credit Rights in Brazil. Therefore, if the sale of the Fund’s portfolio Assigned Credit Rights is required, as in liquidation scenarios provided for in these Bylaws, there may not be buyers, or the trading price of such Eligible Credit Rights may reflect this lack of liquidity, causing equity losses to the Fund.

6.4.3. Insufficient Resources at the Time of Fund Liquidation – The Fund can be liquidated in advance in some scenarios contemplated in these Bylaws, specifically those provided for in Chapter Twenty-One below. In the event of an early liquidation, the Fund may not have enough resources to pay the Shareholder(s). In this case scenario, (a) Shareholders may have their Shares traded for Assigned Credit Rights; or (b) Shares redemption would depend on Debtors paying the corresponding installments related to Assigned Credit Rights, or on Assigned Credit Rights sale to third parties, risking a negative goodwill that might compromise the Fund’s NAV. In such situations, the Shareholder(s) may suffer asset losses.

6.4.4. Financial Assets Lack of Liquidity – The portion of the Fund’s NAV not invested in Credit Rights may be invested in Financial Assets. Financial Assets can become illiquid (whether by the absence of an active secondary market, or due to any possible payment delay by the relevant issuer and/or debtor), which could, eventually, affect the payment of Shares Remuneration, amortization and/or redemption.

6.5. Operational Risks

6.5.1. Access to Supporting Documents and Electronic Systems failures – Given the operational complexity of Credit Rights investment funds, there’s no guarantee that the Custodian and the Fund will have unrestricted access to Eligible Credit Rights Supporting Documents, or that the information exchange between corresponding electronic systems will be error free. If any of these risks materialize, the collection and/or settlement of Eligible Credit Rights can be adversely affected, hurting the Fund performance.

6.5.2. Assignor or Third-Party Systems May Fail Due to Factors Beyond the Assignor’s and the Administrator’s Control – Assignor’s operations rely on its information technology systems, software, data centers and telecommunications networks, as well as on third-party systems. The Assignor’s or third-party systems may be exposed to damage or interruption due to several factors that are beyond the Assignor’s and the Administrator’s control, including fire, natural disasters, power failure, failure of telecommunication systems, and virus or violation of information technology systems, among others, which may also affect the origination of Eligible Credit Rights and their assignment to the Fund.

6.5.3. Reconciliation of Credit Rights Payments Vis-à-Vis Supporting Documents – Provided that Credit Rights listed in daily reports made available to the Assignor by Visa or MasterCard Brand Cards, as the case may be, proving Payment Transactions before Debtors through the Stone System (which are Supporting Documents) can include not only Fund-Assigned Credit Rights, but also: (i) other Credit Rights held by the Assignor or by third-party assignees in the face of Debtors; and (ii) the Applicable Fees, which are not necessarily expressed in Supporting Documents, it may be difficult for the Custodian to perform the reconciliation of payments made by Debtors regarding Assigned Credit Rights vis-à-vis Supporting Documents. In such case, the Custodian may exceptionally request additional clarification from the Assignor to perform such reconciliation, and both the Fund and the Custodian cannot assure the Shareholders that clarifications provided by the Assignor will be correct and sufficient, and thus operational errors may occur when conducting these extraordinary reconciliations.

6.5.4. Blocked resources in Assignor’s Centralized Accounts. Any third parties that have acquired Credit Rights from the Assignor may enter Centralized Accounts Agreements for the purpose of sending transfer orders to Depository Banks, which, on their turn, will transfer back the amounts of Credit Rights assigned to them, under the Centralized Accounts Agreements, without the Depository Banks’ responsibility to verify the validity, veracity and/or accuracy of these aforementioned transfer orders, or, still, the reconciliation of Assigned Credit Rights payments. In specific situations provided for in Centralized Accounts Agreements, especially in the case that a Credit Rights assignee had mistakenly forwarded a notification requesting the transfer of resources in a greater amount than that of its acquired Credit Rights, it is possible that the corresponding Depository Bank does not transfer the resources deposited in the Assignor’s Centralized Accounts until the issue is resolved, which may cause losses to Shareholders.

6.5.5. Failure to Collect Defaulted Assigned Credit Rights – The collection of Defaulted Assigned Credit Rights depends on the Custodian’s diligent performance. It is the Custodian’s responsibility to see that resources are received correctly and to verify the default. Therefore, any failure of Custodian’s procedures may result in receiving lower amounts of funds owed by Debtors. This would cause the Fund’s profitability to drop, or even the loss of assets.

6.5.6. Documentation Guardianship – Under these Bylaws, the Custodian will also act as a depository, being responsible for the Supporting Documents guardianship. Part of the Supporting Documents will be kept by the Custodian in electronic format, generated and shared daily with the Custodian. If random events outside the Custodian’s control cause loss or damage to these Supporting Documents, it may be difficult for the Custodian to verify the Assigned Credit Rights composition and performance, whether these rights are due or not, possibly causing losses to the Fund, and, consequently, to the Shareholder(s).

6.5.7. Additional Documentation Guardianship – Additional Documentation related to Assigned Credit Rights will be kept by the Assignor, which will make them available to the Fund and/or the Custodian upon request. It is possible that failure or delay in providing access to the Additional Documentation will occur, which may hamper the collection and even the identification of Assigned Credit Rights, thus causing losses to the Fund and its Shareholders.

6.5.8. Credit Rights Financial Support Verification after Their Assignment to the Fund – At the time of their assignment to the Fund, the Fund’s portfolio may contain Eligible Credit Rights with irregular documentation, which could limit the Fund’s full exercise of its prerogatives deriving from Credit Rights ownership. Supporting Documents and other documents will be audited as set forth in these Bylaws. In any of the cases above, judicial decision may be required to ensure Debtors’ payments regarding such Assigned Credit Rights. The Fund may suffer losses, whether for the delay, or for not receiving the corresponding resources, as a result of an unfavorable ruling.

6.5.9. Operational failures in the Ordinary Collection of Credit Rights. The payment form for the clearing and settlement of Assigned Credit Rights, as described in Article 12.1 below, depends on actions by the Card Brands, by CIP, by Settlement and Depository Banks and by the Custodian. There’s no guarantee that operational failures, which can affect the timely receipt of Assigned Credit Rights payments by the Fund, will not occur. If operational failures described herein occur, they could generate losses to the Fund and its Shareholders, including, but not limited to, a possible change in the Fund’s tax classification from long to short term, due to the delay in transferring resources to the Fund Authorized Account.

6.6. Risks of Discontinuity

6.6.1. Early Liquidation – The Fund may be liquidated in advance for several reasons, as mentioned in Chapter Twenty-One of these Bylaws. Even if the Fund owns resources to pay the Shareholder(s) (which is not guaranteed by the Administrator, the Investment Management Company, the Custodian, the Assignor or by any third party), it is possible that there are no available financial investments in the market with the same terms, risks and profitability, which would frustrate the Professional Investor’s expectations from the time he acquired his Shares.

6.6.2. Observance of Minimum Allocation – The Fund shall mainly acquire Credit Rights. However, there’s no guarantee that the Assignor will want, or be able to originate and assign enough Credit Rights to meet the Minimum Allocation requirements. The existence of the Fund overtime will depend on maintaining the flow of Credit Rights origination and assignment.

6.6.3. Interruption of Services by Providers Hired by the Fund – Possible interruption of services by providers hired by the Fund, including if they are replaced, for any reason, could affect the Fund’s regular operation. This fact may cause losses to the Fund, or even its early liquidation.

6.7. Other Risks

6.7.1. Cost of Credit Rights Collection – The costs of judicial or extrajudicial procedures necessary for the collection of Defaulted Assigned Credit Rights and other Financial Assets comprising the Fund’s portfolio, and for safeguarding the rights, interests or guarantees of joint owners, are the Fund’s sole and exclusive responsibility, and should be supported to the extent of its total NAV, always complying with the Shareholders decision in the General Meeting. The Administrator, the Investment Management Company, the Custodian, the Assignor and any of their corresponding controlling entities, or companies directly or indirectly controlled by them, or affiliated companies, or other companies under common control, are not liable, jointly or separately, for adopting or maintaining those procedures.

6.7.2. By Investing in the Fund, Investors are Exposed to the Risks to Which the Fund is Subject, Which may Cause Losses to the Shareholder(s) - There’s no guarantee of completely eliminating the possibility of losses to the Fund and the Shareholder. In adverse market conditions, the risk management system for the Fund’s investments held by the Administrator and the Investment Management Company may have their efficiency reduced.

6.7.3. Absence of the Assignor’s Liability for Defaulting Credit Rights – The Assignor is only responsible for the existence, surety, enforceability and good formalization of the corresponding Assigned Credit Rights, and does not assume, under the Assignment Agreement or the Assignment Terms, any responsibility for their payment or the Debtors’ solvency before the Fund, under these Bylaws. In this way, in the event of default, in whole or in part, by part of the Debtors in the payment of Defaulted Assigned Credit Rights, a resulting impact may arise from the non-payment of Eligible Credit Rights, causing damage to the Fund and, consequently, to the Shareholders.

6.7.4. Changes Outside of the Administrator’s Control – the Fund may also be subject to other risks arising from reasons beyond or outside the Administrator’s control, such as a moratorium, defaulting payments, change in rules applicable to the Financial Assets, changes imposed to the Fund’s portfolio’s Financial Assets, change in monetary policy, investments or significant redemptions, which may generate losses to the Fund, and, consequently, to the Shareholder(s).

6.7.5. Risk of Irregularities in Credit Rights Assignment Formalization—In light of the volume of operations of Credit Rights assignment, and the possibility of Supporting Documents electronic guardianship, the Assignment Terms shall not be registered in the corresponding Registry of Deeds and Documents, and Consolidated Assignment Term will only be registered therein in case of (i) express requirement of governmental or judiciary authority; (ii) specific discussion at the General Meeting; (iii) declaration of the Assignor’s intervention, liquidation, bankruptcy, or other similar events, pursuant to applicable laws and regulations; (iv) default of any Assigned Credit Rights Debtor; or (v) in case of supervening legislation requiring this registry for the assignments’ existence or validity, which can affect the collection of Fund-Assigned Credit Rights, including the collection and receipt of Defaulted Assigned Credit Rights. The absence of physical daily formalization of Assignment Terms and/or the timely registration of Consolidated Assignment Terms, in accordance with Article 130 of Law No. 6.015, dated December 31, 1973, as amended (Public Records Law), may cause Credit Rights assignment effectiveness before third parties to be questioned, which may result in delay or non-payment of the corresponding Assigned Credit Rights to the Fund, and which, in turn, can impact the Share’s profitability. Moreover, the Assignor’s obligations or the possible start of any bankruptcy, insolvency, debts renegotiation, dissolution, liquidation, or judicial or extrajudicial recovery procedures, or similar legal benefits, in any jurisdiction, at any time, may eventually affect the Assigned Credit Rights whose assignment has not yet been physically formalized through the Consolidated Assignment Term and/or whose Consolidated Assignment Term has not yet been registered in the corresponding Registry of Deeds and Documents, thus failing to describe a perfect and finished assignment, which may bring losses to the Fund if third parties, based on these circumstances, are able to challenge or question the Credit Rights assignment to the Fund.

6.7.6. Supporting Documents and/or Additional Documentation Irregularities—Supporting Documents and/or Additional Documentation may contain irregularities (including in form or content), such as flaws in their preparation and material errors, which might make the receipt of resources arising from Defaulted Assigned Credit Rights discussed in court less expedite than usual, which can cause assets losses.

6.7.7. Late Payment of Shares Remuneration, Amortization and/or Redemption – Payment of the Fund’s Shares Remuneration, Amortization and/or Redemption may be delayed, mainly due to the performance of Assigned Credit Rights, which may generate losses to the Fund and, consequently, to the Shareholder(s).

6.7.8. Credit Rights Assignment Invalidity or Ineffectiveness – Credit assignments can be invalidated or become ineffective by court and/or administrative decision. Therefore, the Fund may incur the risk of Credit Rights being affected by obligations assumed by the Assignor and/or by Debtors, of resources arising from their corresponding payments being blocked and/or redirected to pay other debts arising from the Assignor’s and/or the Debtor’s obligations, including as a result of intervention, judicial or extrajudicial recovery, bankruptcy, extrajudicial liquidation or special schemes requests, as the case may be, of the Assignor and/or the Debtors, or another procedure of a similar nature, as applicable. The Administrator, the Custodian and the Investment Management Company are not responsible for prior or posterior verification of certain causes of Fund-Assigned Credit Rights invalidity or ineffectiveness. With respect to the Assignor, the assignment of Credit Rights might be invalidated or declared ineffective, negatively impacting the Fund’s NAV, if it were held in:

(a) fraud against creditors, including the bankrupt company assets, if, at the time of assignment, the Assignor was insolvent or if, due to this assignment, it was declared insolvent;

(b) enforcement fraud, if (1) at the time of assignment, the Assignor was the passive subject of lawsuit liabilities capable of causing insolvency; or (2) a lawsuit liability founded in real law affected the Credit Rights; and

(c) tax foreclosure fraud, if the Assignor, at the time of the Credit Rights assignment, being a taxable person in debt to the tax authorities, due to a tax credit regularly registered as active debt, had no assets to pay the total tax debt.

6.7.9. Possible Encumbrance on Credit Rights. The assignment of Credit Rights could also be affected by the existence of encumbrances on Assigned Credit Rights, which had been applied prior to their assignment and without the Fund’s knowledge (that would have happened in the event of the Assignor’s non-compliance with the declaration regarding the absence of encumbrances or liens on the Assigned Credit Rights, under the Assignment Agreement). The Fund is subject to the risk of Assigned Credit Rights being blocked or redirected to pay other debts of the Assignor or its respective Debtors, including as a result of requests for judicial recovery, bankruptcy, extrajudicial recovery plans, special schemes or other similar procedures, as applicable.

6.7.10. Legal or Regulatory Restrictions – Any legal or regulatory restrictions may adversely affect the validity and/or the effectiveness of constituting and assigning Credit Rights to the Fund, the behavior of Assigned Credit Rights, and the corresponding cash flows to be generated.

6.7.11. Fungibility Risk – Intervention, Liquidation, Bankruptcy, or Application of Similar Schemes to the Custodian. In the event of intervention in the Custodian, the transfer of resources from Assigned Credit Rights could be halted and would remain unenforceable while the intervention lasted. In the event of liquidation, bankruptcy or similar schemes applied to the Custodian, it is possible that the resources deposited therein are blocked and may only be retrieved via refund request. In both cases, the Fund’s NAV could suffer losses and the Shares profitability could be negatively affected.

6.7.12. Risk of Intervention, Liquidation, Bankruptcy, or Application of Similar Schemes to Settlement or Depository Banks. In the event of intervention in Settlement and Depository Banks, the transfer of resources as set forth in Article 12.1 below could be halted and would remain unenforceable while the intervention lasted. In the event of liquidation, bankruptcy or similar schemes applied to the Settlement and Depository Banks, it is possible that the resources deposited therein are blocked and may only be retrieved via refund request. In both cases, the Fund’s NAV could suffer losses and the Shares profitability could be negatively affected.

6.7.13. Laws and regulations that may be edited to change the Regulation of Electronic Means of Payment in Brazil and/or the development of different interpretations about them may cause an adverse effect on the Assignor and the Fund – Rules that may change the Regulation of Electronic Means of Payment can be edited, as well as different interpretations about them can be developed, which can affect the Assignor’s activities in an adverse and relevant way, thus affecting the origination of Eligible Credit Rights, especially considering that BACEN and the Brazilian government are discussing the Regulation of Electronic Means of Payment. The eventual amendment and/or interpretation of this regulation may restrict the origination of Eligible Credit Rights and change the characteristics of Assigned Credit Rights already assigned or to be originated, creating obstacles to the attendance of Eligibility Criteria and/or restricting the possibility of assigning them to the Fund, negatively impacting the Fund results and its Shares profitability.

6.7.14. Assignor and Credit Rights are subject to Brand Cards Regulations. Card Brands Regulations must be approved by BACEN – The Assignor shall perform its operations in accordance with the regulations set forth by the Card Brand, which establish policies and rules related to Payment Methods operation. In this way, the terms and conditions of Eligible Credit Rights are subject to the rules set forth by Card Brands. Moreover, in accordance with the Regulation of Electronic Means of Payment, Card Brands’ regulations must be subject to BACEN’s review and approval, which may require changes and adjustments. The approval of regulations, or any significant changes in regulations, policies and Card Brands’ rules may negatively impact the Fund’s portfolio’s Assigned Credit Rights, and, therefore, the Fund’s results and the Share’s profitability.

6.7.15. Maintenance of Licenses by Card Brands – The Assignor’s activities, and, consequently, the origination of Eligible Credit Rights to be assigned to the Fund rely on licenses granted by the Card Brands to the Assignor, as the Accrediting Institution’s delegate. The termination of such licenses, set forth in the corresponding agreements with Card Brands, may negatively affect the origination of Eligible Credit Rights, impacting Fund’s Shares profitability.

6.7.16. Lack of Administrator’s Accountability for the Depreciation of Portfolio’s Assets – As a result of the factors set forth in this Chapter, the Administrator shall not be liable for any depreciation of portfolio’s assets, nor for any loss or damage that may be incurred by the Fund and by the Shareholder(s) that do not derive from the Administrator’s deceit, fraud or bad faith.

6.7.17. Limitation Risk of Discount Rates Applied to Credit Rights at the Time of Their Acquisition by the Fund - The Fund is not a financial institution, and, therefore, does not have the authority to grant loans or finance goods with interest rates greater than those established by Decree No. 22.626, dated April 7, 1933, according to sparse decisions of the Judiciary. Because the Fund is not a financial institution, it is possible that the discount rate it applies to the purchase of Eligible Credit Rights will be questioned, if such discount exceeds the maximum rate established by Decree No. 22.626, dated April 7, 1933. If such discount is questioned and/or limited by court order, Shares profitability could be negatively affected.

6.7.18. Risk of concentration in one Assignor—Credit Rights to be acquired by the Fund shall be provided exclusively by Stone. The acquisition of Credit Rights exclusively originated by Stone can compromise the Fund’s continuity, depending on Stone’s lack of capacity to originate Eligible Credit Rights or on the reduced supply of Eligible Credit Rights to the Fund.

6.7.19. Risk of Debtors Concentration – The risk of investing in the Fund bears a strong relationship with the concentration (i) of Credit Rights, due by the same Debtor or by groups of Debtors; and (ii) in Financial Assets, issued by the same entity, and the higher the concentration, the greater the chance of the Fund suffering significant asset losses that negatively affect the Shares profitability.

6.7.20. Risk of Conditioned Amortization—The primary Fund’s sources of resources for its Shares’ amortization result from the liquidation of (i) Assigned Credit Rights, or (ii) the Financial Assets comprising the Fund’s portfolio. In this way, if Assigned Credit Rights and Financial Assets default, after the exhaustion of all reasonable means for judicial or extrajudicial collection of such assets the Fund will not have any other values to perform its Shares amortization and/or redemption in national currency.

6.7.21. Risk of Shares Depreciation to the Extent of Liquidation of Assets Comprising the Fund’s Portfolio and the Absence of a Secondary Market for Credit Rights—The Fund is exposed to certain risks inherent to Credit Rights and Financial Assets comprising its portfolio, and, as the case may be, to the markets in which they are traded, including the existence of restrictions and/or an eventual impossibility of alienating Fund-Assigned Credit Rights by the Administrator. As a result of the risk identified above, and considering that the Fund shall only proceed to the Shares’ amortization or redemption, in national currency, to the extent that the Assigned Credit Rights owned by the Fund are properly paid, and that the received funds are deposited in the Fund’s account, the Administrator is unable to determine the time frame required for the Shares’ amortization or redemption. The amortization value of Senior Shares will continue to be updated until the date of effective payment, always up to the NAV’s limit, and no penalty or fine will be due by the Fund or any other entity, including the Assignor, the Administrator and the Custodian, if the

aforementioned event continues for an indeterminate period, or cannot, for any reason, be performed. Moreover, the Shares’ redemption at the end of the term set forth in the corresponding Amendment may be done through giving Credit Rights as payment, in compliance with the procedures set forth in these Bylaws. In this scenario, Shareholders may find it difficult to divest the Credit Rights received as payment and/or collect the amounts owed by Debtors.

6.7.22. Risk of Unscheduled Amortization of Senior Shares—In compliance with the procedures set forth in these Bylaws, Senior Shares may be amortized by the Fund in advance. In this case, Senior Shares holders could suffer losses if, for example, they are unable to reinvest the resources paid by the Fund, resulting from the early amortization of its Shares, under the same terms and conditions of the corresponding Shares. Moreover, the event identified above may affect the management of the Fund cash flow, and, consequently, the payments to Shares holders.

6.7.23. Risk of Subordinate Shares Reduction – the Fund will have a minimum permissible ratio of its NAV to the value of Subordinate Shares of 9.75% (nine point seven five percent). For several reasons, such as the Debtors default and problems in transferring resources to the Fund, the Subordinate Shares may have their value decreased. If the Subordinate Shares’ value is reduced to zero, the Senior Shares will bear any Fund losses, which may cause a loss of equity to its holders.

6.7.24. Assignment Notification—Debtors will not be notified about the assignment of Assigned Credit Rights to the Fund, as set forth in Article 290 of the Civil Code of Brazil. In this case, there’s no guarantee that the assignment of Assigned Credit Rights will be considered effective before the Debtors, which may generate losses to the Fund, consequently, to the Shareholder(s).

6.7.25. Risk of Regulation Amendment – As a result of legal or regulatory standards, or of rules determined by CVM, these Bylaws can be changed independently of the holding of a General Meeting, pursuant to Article 16.2 below. Such changes may affect the operation of the Fund and cause equity losses to Shareholders.

6.7.26. Risk from the Use of Derivatives – The Fund may invest in the derivatives market, exclusively for the purpose of protecting cash positions, up to their limit. Even for the Fund, which uses derivatives exclusively for protection of cash positions, there is a risk that the position does not represent a hedge that is perfect, or enough to avoid Fund losses.

CHAPTER SEVEN – ADMINISTRATOR AND FUND SERVICE PROVIDER REMUNERATION

7.1. Fund Administration. The Fund shall be administered by Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A., a corporation duly authorized by CVM to manage investment funds and securities portfolios by means of the Declaratory Act No. 6.696 dated February 21, 2002, registered under CNPJ/MF No. 36.113.876/0001-91, in the city and State of Rio de Janeiro, at Avenida das Américas, nº 3.434, Bloco 07, sala 201, Centro Empresarial Mario Henrique Simonsen, CEP 22640-102, Barra da Tijuca.

7.2. Administrator’s Powers. The Administrator, subject to the limitations laid down in these Bylaws and in other legal and regulatory provisions in force, has broad and general powers to perform all acts necessary for the administration of the Fund and to exercise the rights concerning the Assigned Credit Rights and the Securities that comprise the Fund’s portfolio.

7.2.1. Administrator’s Tasks. The Administrator’s tasks are those set out in Article 34, subparagraphs I to X of CVM Law No. 356/01 and its subsequent amendments, and the legal restriction are those set out in Articles 35 and 36 of CVM Instruction 356/01, including obtaining and granting loans or financing to any person, including, but not limited to, Accredited Outlets, without prejudice of the applicable law and corresponding regulations.

7.2.2. Restrictions Applicable to the Administrator, the Investment Management Company and the Custodian. The Administrator, the Investment Management Company, the Custodian or related parties, as defined by accounting rules concerning that matter, cannot directly or indirectly assign or originate Credit Rights to the Fund.

7.2.3. Verification of Compliance with the Obligations by Service Providers. The Administrator has rules and procedures, as set forth in the corresponding service agreements entered into with third parties hired to provide services to the Fund, allowing it to verify compliance with the obligations undertaken by the hired service providers, which will be published and kept up to date on the Administrator’s website (www.oliveiratrust.com.br), along with the other information discussed in Article 53-A of CVM Law No. 356/01.

7.3. Administration Fee. The Administrator shall charge, for its administration and non-discretionary management services of the Fund’s portfolio a management fee corresponding to 0.07% (seven hundredths of a percent) of the NAV per annum, up to the limit of BRL 200,000,000.00 (two hundred million Brazilian reais), plus (i) 0.05% (five hundredths of a percent) per annum of the NAV exceeding BRL 200,000,000.00 (two hundred million Brazilian reais) up to the limit of BRL 500,000,000.00 (five hundred million Brazilian reais); and (ii) 0.04% (four hundredths of a percent) per annum of the NAV exceeding BRL 500,000,000.00 (five hundred million Brazilian reais), of the NAV, payable monthly at a rate of 1/12 (one-twelfth), calculated on the NAV on the last Business Day of the month that relates to the provision of such services. The Administration Fee provisioned for in this Article shall have the amount floor of BRL 22,500.00 (twenty-two thousand five hundred Brazilian reais) per month (“Administration Fee”).

7.3.1. The amount of the Administration Fee shall be divided between the Administrator and the Investment Management Company in the ratio of 50% (fifty percent) for each, and the Investment Management Company remuneration shall be paid directly by the Fund pursuant to article 7.6 below.

7.3.2. In the addition to the provisions of Articles 7.3 and 7.3.1, will be added to the Administration Fee and due to the Assets Manager and to the Custodian, in the amount of 50% (fifty percent) to each, an amount equal to 0.08% (eight hundredths of a percent) per annum of NAV up to BRL 200,000,000.00 (two hundred million Brazilian reais), plus (i) 0.07% (seven thousandths of a percent) per annum of NAV exceeding BRL 200,000,000.00 (two hundred million Brazilian reais) up to the limit of BRL 500,000,000.00 (five hundred million Brazilian reais); and (ii) 0.06% (six hundredths of a percent) per annum of NAV exceeding BRL 500,000,000.00 (five hundred million Brazilian reais) of the NAV, payable monthly at a rate of 1/12 (one-twelfth), calculated on the NAV on the last Business Day of each month, in regard to the provision of services. The amount provided for in this Article will have the amount floor of BRL 27,500.00 (twenty seven thousand and five hundred Brazilian reais) per month, payable on the same date and in the form provided for on Articles 7.4 and 7.5 below.

7.3.3. For the participation and implementation of the decisions made in formal assembly or General Meeting, an additional remuneration shall be payable to the Administrator, in the amount of BRL 600.00 (six hundred Brazilian reais) per man-hour of work dedicated to such activities, paid 5 (five) days after proof of delivery, by the administrator, of an “hours report” sent to Shareholders.

7.3.4. It will be added to the remuneration of the Custodian (i) the amount of BRL 1,750.00 (one thousand seven hundred and fifty Brazilian reais) per month for the Fund’s Bookkeeping services and (ii) BRL 5,000.00 (five thousand Brazilian reais) per month in regard to the confirmation of the Credit Rights Transferred to the members of the Fund’s portfolio. In both cases, the amounts will be paid on the same set dates in Articles 7.4 and 7.5 below.

7.3.5. the amounts expressed in Brazilian reais set forth in articles 7.3.2 and 7.3.4 above shall be updated every 12 (twelve) months, starting on the day which the Fund starts its activities, or in the shortest periodicity allowed by Law, by IGP-M, or by any index that comes to replace it.

7.3.6. Imposing taxes (ISS, PIS, COFINS CSLL and IRRF, and others that are eventually imposed) will be added monthly to the remuneration described above, according to the tax brackets in effect on respective dates of payment.

7.4. Payment of the Administration Fee. The compensation referred to in Article 7.3 above shall be paid by the Fund on a monthly basis on the 5th (fifth) Business Day of the month following the provision of services, starting on the month in which the first pay-up of Shares is made, being prohibited any sharing of profits earned by the Fund, including, without limitation, the collection of any performance fee. The amount in Brazilian reais set forth in Article 7.3 above will be updated at every 12 (twelve)-month period as of the starting date of the Fund activities or at the lowest frequency permitted by law, by the IGPM or, in its absence, by the index replacing it.

7.5. Payment of the Installment of the Administration Fee to the Fund’s Service Providers. The Administrator may establish that installments of the Administration Fee is paid directly by the Fund to the hired service providers, provided that the sum of these installments does not exceed the total amount of the Administration Fee.

7.6. Transfer of Administration Fee Installment. The amount equivalent to 50% (fifty percent) of the Administration Fee installment (to be transferred directly to the Administrator, i.e. after deducting any payments due to other service providers of the Fund as set forth in Articles 7.3.1 and 7.5 above) shall be paid directly by the Fund to the Investment Management Company, on the same dates set forth in this Chapter for payment of the Administration Fee, without any additional costs to the Fund, noting that the Administration Fee owed to the Administrator, for services described in Articles 8.1 and 8.1.1 below, shall be deducted from said amount.

7.7. No Additional Fees. The Administrator shall not charge any entering, performance or withdrawal fees.

CHAPTER EIGHT – OUTSOURCING

8.1. Fund Management. The services related to the management of the Fund’s portfolio shall be performed by the Investment Management Company, hired pursuant to item II of Article 39 of CVM Law No. 356/01.

8.1.1. In addition to managing the Financial Assets, the Investment Management Company shall provide to the Administrator ancillary services to the administration of the Fund, including, but not limited to (i) control and collection of the documentation necessary for the administration of the Fund, including the preparation of management reports deliverable to CVM which are the Administrator’s responsibility; and (ii) developing and updating the website where all information concerning the Fund will be made available to Shareholders.

8.2. Fund Custody. The services related to the qualified custody of Fund Credit Rights and other Financial Assets shall be performed by the Custodian.

8.2.1. Custody Services. The services related to qualified custody, bookkeeping of Fund Shares, as indicated in Article 8.2 above, shall be provided by the Custodian pursuant to these Bylaws and to the applicable legislation and regulation.

8.2.2. Controllership Services. Controllership services for the Fund assets shall be provided by the Assets Manager.

8.3. The Custodian’s Duties. Without prejudice to other duties and obligations defined in CVM Law No. 356/01, the Custodian, directly or through its representatives, shall be responsible for the following activities:

(i) validate the Credit Rights in relation to the Eligibility Criteria established in these Bylaws;

(ii) receive and verify, by statistical sampling, documentation showing the Eligible Credit Rights financial support originating in payments due by the Debtors to the Assignor, arising from Payment Transactions performed by End Users, represented by financial, commercial and operations services;

(iii) carry out, directly or indirectly, through a clearing and settlement chamber duly authorized by BACEN, the physical and financial settlement of Eligible Credit Rights, evidenced by the corresponding Electronic Assignment and Supporting Documents related to the transactions, as well as by Additional Documentation, when necessary;

(iv) carry out, directly or indirectly, the custody, ordinary collection and guardianship of documentation relating to Assigned Credit Rights and Financial Assets comprising the Fund’s portfolio;

(v) arrange, at its own expense, the guardianship, up to date and in perfect order, of the Supporting Documents related to Assigned Credit Rights, with pre-established methodology and free access to independent auditors hired by the Fund and regulatory agencies, operationalizing and implementing all procedures and routines defined set forth these Bylaws that are its responsibility; and

(vi) collect and receive, paid by and on behalf of the Shareholder(s), payments, redemption of securities or any other income related to securities under custody, depositing the received amounts directly in the Fund’s Authorized Account and/or escrow account.

8.4. Guardianship of Supporting Documents. The Custodian will maintain under its direct guardianship the copies of Supporting Documents relating to Assigned Credit Rights, under the terms and for the purposes of articles 627 et seq. of the Civil Code of Brazil, being responsible for the guardianship on behalf of the Fund during the period of duration of the Fund. The Custodian may also, as deemed necessary for the exercise of its activities and/or as required by applicable law and/or regulations in force, make physical and/or electronic copies of aforementioned Supporting Documents, and, in this case, the Custodian will act also as a depository agent for the guardianship of the totality of copies of Supporting Documents it has generated, in accordance with the legislation and regulations in force and in compliance with other provisions of these Bylaws. In cases where the Assigned Credit Rights are object of judicial collection action and, consequently, are covered by Supporting Documents that must remain in the court records of the judicial recovery proceedings, the Custodian shall not keep such Supporting Documents, pursuant to the regulations in force. Additional Documentation related to Assigned Credit Rights will be kept by the Assignor, which will make them available to the Custodian and/or the Administrator whenever requested by them, under the terms of the Assignment Agreement.

8.4.1. Control Procedures Adopted by the Custodian in Respect to the Custody of Supporting Documents. The Custodian has written and verifiable rules and procedures, that will allow the effective control of the guardianship, conservation and handling of the Supporting Documents under its guardianship, as well as ensure compliance with its obligations under of these Bylaws. Such rules and procedures will remain available for consultation and updated on the Administrator’s website (www.oliveiratrust.com.br), along with other information set forth in Article 53-A of CVM Law No. 356/01.

8.4.2. Maintenance of the Custodian’s Responsibility for the Supporting Documents Guardianship. Pursuant to Article 38 of CVM Law No. 356/01, the appointment of any third party responsible for the guardianship of Eligible Credit Rights assigned to the Fund does not exclude the Custodian’s responsibility. The Custodian shall pay for the costs of hiring any third parties specialized in storing and keeping the Supporting Documents, and this cost is included in the compensation payable to the Custodian.

8.5. Receipt of Resources Deriving from the Efforts Made by the Custodian. The collections relating to Assigned Credit Rights and/or Defaulted Assigned Credit Rights resulting from the Custodian’s efforts shall be received directly in the Fund’s Authorized Account through the Transfer of Immediately Available Resources—TED.

8.6. Verification of Supporting Documents by the Custodian. Due to the significant number of Payment Transactions and significant volume of Credit Rights to be assigned, the verification of Supporting Documents will be shall be carried out by the Custodian, or by a hired third party, through periodic audit held at least on a quarterly basis (or in shorter basis, depending on the request of Senior Shareholders gathered in a General Meeting), by sampling and in accordance with the criteria and parameters set forth in Annex IV of these Bylaws, and, if a third party is hired to verify the Supporting Documents, the Custodian shall remain responsible for ensuring compliance with the obligations undertaken by the hired party, through procedures provided for in the corresponding service agreement, observing the provisions set forth in paragraphs 3rd and 6th of Article 38 of CVM Law No. 356/01. Any irregularities identified in such audit shall be reported by the Custodian to the Administrator and to the Investment Management Company, which shall take the appropriate actions.

8.6.1. Notwithstanding the provisions set out in Article 8.6 above, the Custodian, or a hired third party, shall review all Defaulted Assigned Credit Rights and /or replaced (if applicable) in the corresponding quarter, pursuant to Article 38, paragraph 13, II, of CVM Law No. 356/01.

8.6.2. Without prejudice to his responsibility, and subject to the veto of Subordinate Shareholders under the terms of Article 15.4, item “(viii)”, the Custodian may hire a third party to perform the financial support verification for Assigned Credit Rights, provided that such third party is not the originator of the Assigned Credit Rights, the Assignor, the Investment Management Company or any expert consultant hired by the Administrator to act within the scope of the Fund, and its respective related parties, as defined by the accounting rules concerning this matter and under the terms of Article 5.2.3 and Chapter Fifteen of these Bylaws. Any irregularities identified in this audit will be reported to the Administrator, the Investment Management Company, the independent auditor, and the Shareholders.

8.6.3. The Custodian shall pay for the costs of hiring any third parties for the purpose of verifying the Supporting Documents, and this cost is included in the compensation payable to the Custodian, as set forth in the Custody Agreement.

8.7. Absence of Conflict of Interest Involving the Administrator. The Administrator declares that he is not in a conflict of interest with the Investment Management Company and the Custodian in the exercise of their tasks, as well as expresses its independence in the activities described in these Bylaws and in any assignment of Credit Rights to the Fund, since the Fund may include credits owned by the Administrator or its controlled and affiliated companies and subsidiaries.

8.8. The Custodian Replacement: The Custodian may be replaced upon written notification by the Administrator to the Custodian about the occurrence of any of the following events:

(i) discussion at the General Meeting, under these Bylaws;

(ii) breach of any of the obligations undertaken by the Custodian under these Bylaws;

(iii) establishment of any administrative and/or judicial proceedings in face of the Custodian that, at the free discretion of the Shareholders, regardless of their scope, might justify the Custodian’s replacement;

(iv) de-accreditation, insolvency, intervention, liquidation or bankruptcy of the Custodian, as well as any other similar procedures; or

(v) resignation of the Custodian, upon written notice of at least 45 (forty-five) days to the Administrator.

8.9. In the event of occurrence of any of the events listed in Article 8.8 above, the Custodian shall make all Fund information and documents under its custody available to the new Custodian, according to instruction of the Administrator.

8.10. When it fits, the same rules and obligations concerning the replacement provided for in Articles 8.8 and 8.9 above will apply to the Assets Manager.

CHAPTER NINE – ADMINISTRATOR AND INVESTMENT MANAGEMENT COMPANY REPLACEMENT AND RESIGNATION

9.1. Administrator’s Resignation. Upon notice published on the Fund Administrator’s website used for disclosing Fund information, or published on the Monitor Mercantil newsletter, or by electronic means or letter with confirmation of delivery addressed to the Shareholder(s), the Administrator may resign from the Fund administration, provided that it convenes, in the same act, a Shareholders’ General Meeting to decide its replacement or early settlement, pursuant to the legislation in force and the provisions set forth in Chapter Sixteen, below.

9.2. Permanence in the exercise of its duties in the event of the Administrator’s resignation. In case of resignation, the Administrator shall remain in office until its effective replacement, which shall occur within 45 (forty-five) days from the date in which the Shareholders’ General Meeting is held, subject to, after such period, the right of the Administrator to request CVM to appoint a temporary administrator.

9.3. Responsibility in case of the Administrator’s Replacement. In the cases of the Administrator’s Replacement and early settlement of the Fund, as the case allows, the existing rules concerning the civil or criminal liability of administrators, directors and managers of financial institutions shall apply, notwithstanding the rules governing the Administrator’s civil liability.

9.4. Administrator’s Replacement. The Administrator can be replaced, at the sole discretion of the Fund Shareholders, if any of the following events occur, subject to the requirements set forth in Article 15.4 (iii) below:

(i) discussion at the General Meeting, under these Bylaws;

(ii) breach of any of the obligations undertaken by the Administrator under these Bylaws and/or the Assignment Agreement.

(iii) establishment of any administrative and/or judicial proceedings in face of the Administrator that, at the free discretion of the Shareholders, regardless of their scope, might justify the Administrator’s replacement; or

(iv) de-accreditation, insolvency, intervention, liquidation or bankruptcy of the Administrator, as well as any other similar procedures.

9.5. When it fits, the same rules and obligations concerning the replacement and resignation provided for in this Chapter Nine will apply to the Investment Management Company.

CHAPTER TEN – ORIGINATING CREDIT RIGHTS PROCESS AND CREDIT GRANTING POLICY

10.1. The origination of Eligible Credit Rights arises from Payment Transactions performed by End Users through the Stone System for the acquisition of goods, products and services offered on the network of Accredited Outlets using Payment Instruments, giving rise to Debtors’ payment obligations in face of the Assignor, in compliance with the relations and operations described below:

(i) the Card Brands are institutions responsible for establishing a set of rules and procedures that regulates the provision of certain payment services to the public, called the Payment Method, holders of property rights and/or franchisers of their brands and logos that identify the Payment Instruments, and are also responsible for regulating and supervising the issuance of Payment Instruments, the use of operational and security standards, in accordance with applicable regulations;

(ii) within the scope of Payment Methods, established by the Card Brands, Issuers are financial and/or payment institutions duly authorized to issue electronic currency and/or Payment Instruments (including Cards) valid in Brazil, in accordance with CMN and BACEN applicable legislation;

(iii) accreditation entities enable commercial outlets or self-employed professionals, through providing devices and systems, the acceptance of Payment Instruments issued by Issuers, within the scope of Payment Methods established by the Card Brands, as a means of payment;

(iv) once the Payment Instruments have been used and the corresponding transaction has been authorized, a credit is generated to the commercial outlets or self-employed professionals against the accreditation entities, which, on the other hand, own a credit against the Issuers;

(v) Stone is the Accrediting Institution, which, through the acceptance of the Accreditation Agreement by commercial outlets or self-employed professionals, enables commercial outlets or self-employed professionals to receive Payment Instruments, issued by the Issuers (including Debtors), within the scope of Payment Methods established by the Card Brands, as a means of payment;

(vi) in the normal course of their business, Accredited Outlets engage in several operations selling goods, products and/or services to End Users, who may use Payment Instruments under any Card Brand and Issuer, within the Stone System, thus generating Payment Transactions;

(vii) as a result of Payment Transactions carried out between Accredited Outlets and End Users, Stone from time to time, holds Credit Rights in face of the Issuers (including Debtors);

(viii) in this way, Stone may, at its sole discretion, offer and assign to the Fund Credit Rights that are in accordance with the Eligibility Criteria, as set forth in these Bylaws and the in the Assignment Agreement, in order to advance receivables owned by the Assignor against the Issuers (including Debtors).

10.2. The acquisition of Credit Rights by the Fund will be held based upon the rules, conditions and procedures set forth in the Assignment Agreement, as well as in accordance with the Eligibility Criteria.

CHAPTER ELEVEN – ELIGIBLE CREDIT RIGHTS ASSIGNMENT, PAYMENT, AND SETTLEMENT

11.1 Assignment of Eligible Credit Rights. As a general rule, each assignment of Eligible Credit Rights to the Fund will be considered formalized and regular after the cumulative verification of the events described in Article 11.1.1 and subsections below, without prejudice to any other specific procedures provided for in the Assignment Agreement and to proof of payment of the Purchase Price.

11.1.1 The electronic file filled out according to the template annexed to the Assignment Agreement (“Delivery File”), displaying the Credit Rights offered to the Fund on a given Business Day (each, a “Bidding Date”), separated in batches and classified by Issuer, Card Brand, amount and due date (each, a “Batch”), which will only contemplate individualized Eligible Credit Rights should be sent, in the form agreed in the Assignment Agreement, by the Assignor to the Custodian (alongside the delivery, in the form agreed with the Custodian, of the applicable Additional Credit Rights File), for approval by the Custodian and acquisition by the Fund, noting the following timetable limits and procedures, which should be performed in sequential order (“Processing of the Bid”):

(i) (a) up to 11:00 (eleven) am on the Bidding Date, if the settlement should occur in the First Liquidation Window (as defined below); or (b) until 2:30 (two-thirty) p.m. (14 hours and 30 minutes) on the Bidding Date, if the settlement should occur in the Second Liquidation Window (as defined below), the Assignor may forward to the Custodian up to 3 (three) Delivery Files (alongside the delivery of the applicable Additional Credit Rights File), listing the totality of Credit Rights offered for settlement on the Bidding Date;

(ii) in up to 20 (twenty) minutes from the receipt of each of the Delivery Files, to allow the settlement to occur in either of the Liquidation Windows, the Custodian shall: (1) check the Eligibility Criteria for the Credit Rights included in the Delivery File(s) forwarded by the Assignor on the corresponding date; (2) identify the Credit Rights offered to Fund that meet the Eligibility Criteria and are in accordance with the Fund’s purchase financial availabilities on such date; and (3) forward to the Assignor, as agreed in the Assignment Agreement, as the case may be: (a) if applicable, the electronic file that identifies the Eligible Credit Rights selected for purchase by the Fund and the Credit Rights rejected by Custodian, as well as the reason of rejection, if applicable, populated along the lines of the template annex to the Assignment Agreement, which will separate in Batches the Eligible Credit Rights selected for purchase by the Fund

(“Return File”); or (b) the Assignment Term, already filled out according to the template set forth in an annex to the Assignment Agreement (which will separate the Eligible Credit Rights selected for purchase by the Fund in Batches), via electronic mail that has as the sender any of the Custodian’s authorized emails, in both cases leaving expressed those Credit Rights that have met the Eligibility Criteria and which are in accordance with the Fund’s financial purchase availabilities and that, therefore, may be purchased by the Fund

(iii) in up to 20 (twenty) minutes from the receipt of the Assignment Terms or the Return Files, as applicable, pursuant to item (ii) above, regardless of which Liquidation Window the settlement should occur, the Assignor shall verify whether or not it is in accordance with the terms and conditions of each Assignment Term and/or Return File (as applicable) forwarded by the Custodian, being that:

(iii. 1) if it is in accordance with all terms and conditions of each Assignment Term and/or Return File (as applicable), the Assignor shall send its acceptance to the Custodian with a copy to the Administrator, via electronic mail that has as the sender any of the Assignor’s Authorized Emails, as follows: “Stone Pagamentos S.A., registered under CNPJ/MF No. 16.501.555/0001-57, through this act, affirms for all purposes of fact and law that it agrees to the terms and conditions of the attached Assignment Term [and in the Return File(s) named [•]], forwarded by Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A., and is in accordance with the assignment to the Fund of its Investment in Credit Rights – Bancos Emissores de Cartão de Crédito – Stone of the totality of Credit Rights identified therein, under the terms of the Credit Rights Assignment and Purchase Promissory Agreement and Other Covenants for the Credit Rights Investment Fund – Bancos Emissores de Cartão de Crédito—Stone, by the total purchase price of BRL [•] ([•] Brazilian reais).”;

(iii. 2) if it is not in accordance with all terms and conditions of each Assignment Term and/or Return file (s), the Assignor may, at its sole discretion: (a) totally reject, without any penalty, the offer of Credit Rights listed in the corresponding Assignment Term and/or Return File (as applicable), in which case the Assignor shall send its refusal to the Custodian with a copy to the Administrator, via electronic mail that has as the sender any of the Assignor’s Authorized Emails, as follows: “Stone Pagamentos S.A., registered under CNPJ/MF No. 16.501.555/0001-57, through this act, affirms for all purposes of fact and law that it refuses and rejects the Credit Rights offer listed in the attached Assignment Term [and in the Return File(s) named •]], forwarded by Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A., and, thus, does not conclude the assignment of Credit Rights indicated therein.”; or (b) change the original offer accomplished by means of the Delivery File, exclusively through the exclusion of one or more Batches listed in the corresponding Assignment Term and/or Return File (as applicable). In this case, the Assignor shall indicate the rejected Batches contained in the corresponding Assignment Term and/or Return File received (as applicable), as the case may be, and forward these documents to the Custodian with a copy to the Administrator, in any case sending, at the same time, the updated Additional Credit Rights File, listing only the Eligible Credit Rights rejected by the Assignor, by email, as follows: “Stone Pagamentos S.A., registered under CNPJ/MF No. 16.501.555/0001-57 (“Stone”), through this act, affirms for all purposes of fact and law that it agrees to the terms and conditions of the attached Assignment Term [and in the Return File(s) named [•]], forwarded by Stone, and is in accordance with the assignment to the Fund of its Investment in Credit Rights – Bancos Emissores de Cartão de Crédito – Stone of the Credit Rights identified therein, observed the respective Batch deletions already reflected in the corresponding Assignment Term [and updated Return File],under the terms of the Credit Rights Assignment and Purchase Promissory Agreement and Other Covenants for the Credit Rights Investment Fund – Bancos Emissores de Cartão de Crédito—Stone, by the total purchase price of BRL [•] ([•])”.

(iv) in up to 20 (twenty) minutes from the total or partial acceptance by the Assignor, pursuant to items “(iii. 1)” or “(iii. 2 b)” above, if the Fund conforms to each Assignment Term, and/or Return File, as applicable (with any Batch rejections pursuant to item “(iii .2 b)” above), the Fund, represented by the Administrator, should send its acceptance to Assignor, with copy to the Custodian, as well as authorize the Custodian to carry out the purchase of the Eligible Credit Rights listed in the corresponding Assignment Term and/or Return File (as applicable), upon payment of the Purchase Price under the Assignment Agreement, via electronic mail or File Exchange System (as defined in the contract of Assignment) that has as the sender any of the Fund’s Authorized Emails, sent in the same chain of emails in which was sent the aforementioned total or partial acceptance by the Assignor, and the Administrator’s email must have the following: “The Credit Rights Investment Fund – Bancos Emissores de Cartão de Crédito – Stone, hereby represented by Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A., registered under CNPJ/MF No. 36.113.876/0001-91, confirms for all purposes of fact and law that it agrees to the acquisition of Credit Rights, pursuant to the terms indicated by Stone Payments S.A. by the Purchase Price of BRL [•], according to the email below. Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A., authorizes the payment of the Purchase Price indicated herein.”

11.1.2 Exclusively upon completion of the processing of the offer (with the consequent conclusion of Electronic Assignment(s) within the respective Liquidation Window, according to the procedures above), the Custodian shall carry out the payment of the Purchase Price agreed with the Assignor, by depositing this amount, on behalf of the Fund, through the Transfer of Immediately Available Resources (TED), or by another form of funds transfer authorized by the Central Bank of Brazil, on the Full Operation Account, completing the ownership transfer of Eligible Credit Rights, and the payment will occur within 2 (two) liquidation windows, being (i) the first before 12:30 (twelve-thirty) p.m. (“First Liquidation Window”), concerning Electronic Assignments carried out up to 12:20 (twelve-twenty) p.m.; and (ii) the second, till 4:00 (four) p.m., concerning Electronic Assignments carried out up to 3:50 (three-fifty) p.m. (“Second Liquidation Window” and, when alongside the First Liquidation Window, “Liquidation Windows”).

11.1.2.1 In the case the transfer of Eligible Credit Rights is used for the pay-up of Fund Subordinate Shares (under these Bylaws), as reported by the Assignor to the Fund: (a) the payment form provided for in Article 11.1.2 above shall not apply; and (b) the payment of the Purchase Price will be done through delivering to the Assignor Subordinate Shares with the closing unit value of the Business Day preceding the pay-up. In this case, to implement and formalize the assignment, the procedures set forth in Article 11.1.1 above shall apply, always respecting the time limits for the Second Liquidation Window set forth in its sub-items, as applicable.

11.1.3 The forwarding of the Delivery File pursuant to Article 11.1.1 above will feature irrevocable and irretrievable assignment bidding of the Credit Rights listed in the corresponding Delivery File by the Assignor, without prejudice to the possibility that the Assignor will reject certain Batches upon receipt of the Return File or the Assignment Term in accordance with Article 11.1.1, item “(iii. 2)” above.

11.1.4 If the Processing of the Bid is not completed within the time limit of the intended Liquidation Window, and/or the Custodian does not pay of the Purchase Price of the Eligible Credit Rights offered by the Assignor within the intended Liquidation Window, as applicable: (a) Return File(s) forwarded by the Assignor shall be considered canceled, and the bidding of the corresponding Eligible Credit Rights will be automatically revoked; or (b) the Electronic Assignment will be considered as canceled for all purposes of fact and law, without the need for the adoption of any additional procedures by the Assignor and/or the Fund, as the case may be.

11.2 Payment of Eligible Credit Rights. the Assigned Credit Rights shall be paid to the Fund in compliance with the Centralized Account Agreement and Assignment Agreement as follows (and exemplified in the flow chart in Annex VI) as follows:

(i) the deposit of the amounts for payment of the Credit Rights, in accordance with the clearing and settlement procedures described in Article 12.1 below, shall be made in the Assignor’s Centralized Account, and such deposit shall comprise Credit Rights owned by the Assignor, Credit Rights owned by other assignees that had acquired Credit Rights from the Assignor, if applicable, and Assigned Credit Rights, that is, owned by the Fund;

(ii) the Transfer Order will contain the total amount that should be transferred to the Fund’s Authorized Account, according to the amounts and maturity dates of the Assigned Credit Rights, under the conditions set forth in the corresponding Centralized Accounts Agreements, including any values that are owed by the Assignor on account of Assignment Settlement;

(iii) the corresponding Depository Bank will transfer the exact amount indicated in the Transfer Order to the Fund’s Authorized Account, if in compliance with the requirements set forth in the corresponding Centralized Accounts Agreement, thus formalizing the payment of the Assigned Credit Rights maturing on the deposit date, and, if applicable, of the relevant Assignment Settlement Price (as defined in the Assignment Agreement); and

(iv) the Custodian will perform the reconciliation of these deposits, in order to verify the settlement of all Assigned Credit Rights due on the corresponding deposit date, based upon the Supporting Documents and Additional Documentation.

11.2.1. If, for any reason, the Custodian has difficulties in reconciling the Assigned Credit Rights, or in identifying individual Assigned Credit Rights owned by each third-party assignees that had acquired Credit Rights from the Assignor and their binding with each payment conducted by the corresponding Fund Debtors, the Assignor shall make its best efforts to assist the Custodian in the reconciliation, identification, and/or linking with Debtors payments, and, of course, it will be the responsibility of the Custodian the final assessment that the related reconciliation, identification, and/or linking with Debtors payments was duly completed.

11.3 Electronic Assignment. The Electronic Assignment will be carried out through the acceptance by the Administrator referred to in item “(iv)” of Article 11.1.1 above, and the Assignment Terms and/or Return files (observed any rejections of certain Batches in accordance with Article 11.1.1, item “(iii. 2 b)” above) assigned on a given Business Day will be incorporated into the Assignment Agreement for all intents and purposes after their corresponding Electronic Assignment.

11.4 Consolidated Assignment Term. Every 15 (fifteen) days, the Fund Authorized Persons and the Assignor Authorized Persons shall enter into a Consolidated Assignment Term substantially produced in the form of an Assignment Agreement, consolidating all Electronic Assignments carried out on the last 15 (fifteen) days.

11.4.1 The Consolidated Assignment Terms will only be registered in the relevant Registry of Deeds and Documents in the scenarios provided for in the Assignment Agreement.

11.5 Assignment Settlement. In the event of (a) absence of the corresponding Supporting Documents or Additional Documentation due to poor formalization or defect, in the form of Article 295 of the Civil Code of Brazil, including the chance of Chargeback for one or more Assigned Credit Rights;

(b) the Custodian verifying, after the acquisition of Credit Rights by the Fund, that one or more Assigned Credit Rights did not meet the Eligibility Criteria prior to their purchase by the Fund; (c) the acquisition, by the Fund, of a Credit Right that may be claimed by a third party demonstrably holding a lien, encumbrance or charge on such Credit Right prior to its acquisition by the Fund; or (d) the acquisition, by the Fund, of Credit Rights in discordance with the Assignment Conditions, or as a result of misrepresentation or incorrect affirmation made by the Assignor, there will be a settlement of the corresponding assignment of the Assignment Agreement subject to any of the assumptions described above, as the case may be, and the Assignor must undertake the payment of the Assignment Settlement Price (as defined in the Assignment Agreement) related to the relevant Assigned Credit Right, provided that the above scenarios have been verified prior to the payment in full of the corresponding Fund-Assigned Credit Right, according to the terms and conditions set forth in the Assignment Agreement.

11.6 Poor Formalization or Defect after the Payment of an Assigned Credit Right. If established that, due to poor formalization or defect, there are no Assigned Credit Rights, as provided for in Article 11.5 above, after the date of full payment or settlement of the Credit Right before the Fund: (i) the Assignor will be solely responsible for the payment of any amounts possibly due to third parties (including the Issuers); (ii) the Assignor shall exempt the Fund of any liabilities that might be incurred as a result of such scenario; and (iii) the Fund will not have any rights against the Assignor on account of the occurrence of such scenario, including any right to indemnity and/or penalty against the Assignor.

CHAPTER TWELVE – ASSIGNED CREDIT RIGHTS DUNNING PROCEDURES

12.1 Ordinary Receipt of Credit Rights. The form of clearing and settlement of Credit Rights will be held as follows: (i) the Card Brands incorporate the settlement order of the corresponding credit at CIP; (ii) CIP will carry out the debit of the amount indicated by the Card Brands in the reserve account kept by the corresponding Debtors at CIP, through the SILOC (System for Deferred Settlement of Interbank Transfers of Credit Orders or any other system that may come to replace it) process, crediting the reserve accounts kept by the Settlement Banks at CIP; (iii) the corresponding Settlement Bank will carry out the transfer of the corresponding amounts credited to its account to the Assignor’s Centralized Account; and (iv) the Depository Banks will perform the clearing and settlement of the Assigned Credit Rights by means of crediting an account or other equivalent transfer mechanism of the corresponding amount to the Fund’s Authorized Account on the date of the corresponding provision of resources, related to the Assigned Credit Right(s), pursuant to Article 11.2 above.

12.2 Collection of Defaulted Assigned Credit Rights. In the event of non-payment in full by the corresponding Debtor of the Assigned Credit Rights, the Custodian shall observe the following procedure for administrative collection of Defaulted Assigned Credit Rights:

(i) except in the event of intervention, settlement, bankruptcy, or other similar events of any Debtors, when the Custodian should immediately take the measures set forth in item (ii) below, up to 1 (one) Business Day after the maturity date of the Assigned Credit Rights, there will be no efforts for administrative and/or judicial collection of the Defaulted Assigned Credit Rights by the Custodian; and

(ii) from the 2nd (second) Business Day (included) after the corresponding maturity date of the Defaulted Assigned Credit Right, the Custodian shall take all measures it deems necessary and appropriate to the collection of amounts due and not paid by the corresponding Debtor, including, but not limited to, where appropriate, the presentation of a request/petition to the court administrator/intervenor and/or similar entity to ensure that the amounts required for the payment of Defaulted Assigned Credit Rights are properly transferred to the Fund.

12.2.1 Additional Contribution to the Collection of Defaulted Assigned Credit Rights. All costs and expenses incurred by the Fund to safeguard its rights and privileges and/or with judicial collection of Defaulted Assigned Credit Rights, beyond the initial total amount contributed by the Shareholders to the Fund under the pay-up of Shares and the Liquidity Reserve resources, shall be the sole responsibility of the Fund or of the Shareholder(s), in this latter case through a new contribution of resources to the Fund (through the subscription of new Shares) by the Shareholder(s), in proportion to the Shareholder(s)’ participation in the composition of the Fund’s NAV, as approved in the Shareholders’ General Meeting pursuant to Chapter Sixteen below, whereby the Administrator, Investment Management Company, Custodian, or the Assignors shall not in any way be liable for the advance or payment to the Fund of the amounts necessary for the collection of such Assigned Credit Rights. The Administrator, the Investment Management Company, the Custodian, or the Assignor shall not be liable for any costs, fees, expenses, charges, attorneys’ fees, expert fees, or any other charges related to the collection procedures.

12.2.2 Amounts Contributed to the Collection of Defaulted Assigned Credit Rights. All amounts contributed by the Shareholders to the Fund in accordance with Article 12.2.1 above shall be made in national currency, free and clear of any fees, taxes, contributions and/or charges, present or future, applicable or that may become applicable on those amounts, including the costs related to taxes or contributions (including financial transactions) applicable on intermediate payments, regardless of the contributing party and the method in which the Fund receives these monies for their full and original amounts, plus the amounts necessary for the Fund to fully honor its obligations on the corresponding payment dates, without any discount or deduction, being expressly prohibited any form of compensation.

12.3 Reconciliation of Credit Rights Payments. The Custodian shall perform the reconciliation of payments of Assigned Credit Rights in the Fund’s Authorized Account, pursuant to the Article 11.2 above.

CHAPTER THIRTEEN – CRITERIA FOR ASSESSING THE ELIGIBLE CREDIT RIGHTS AND FINANCIAL ASSETS COMPRISING THE PORTFOLIO

13.1 Fund’s NAV. The Fund’s Net Asset Value (NAV) is the algebraic sum of the amounts corresponding to the Eligible Credit Rights and Financial Assets comprising the Fund portfolio, minus the Fund’s liabilities (“NAV”).

13.1.1 All resources that the Fund should receive, at any time, from the Assignor and/or of any third party, by way of, among others, fines, damages or compensation funds will be added to NAV.

13.2 Calculation of the Credit Rights Value. The Assigned Credit Rights becoming due and the Defaulted Assigned Credit Rights shall have their value calculated every Business Day, pursuant to the terms set forth in the legislation in force, and the provisions and losses deriving from these Assigned Credit Rights becoming due and Defaulted Assigned Credit Rights comprising the Fund’s portfolio shall be made or recognized in accordance with the legislation and regulations in force, as described in the Custodian manual (available on the website http://www.oliveiratrust.com.br/portal/docs/ManualdePrecificacaodeAtivos_MTM.pdf).

13.3 Calculation of the Value of Financial Assets. The appreciation of other Financial Assets that comprise the Fund’s portfolio will be made based upon the rules described on the Custodian manual (available on http://www.oliveiratrust.com.br/portal/docs/ManualdePrecificacaodeAtivos_MTM.pdf), as well as in BACEN’s and CVM’s applicable rules.

CHAPTER FOURTEEN – COMPOSITION OF FUND NAV AND ISSUANCE OF SHARES

14.1 Classes of Shares. The Fund’s NAV is represented by 2 (two) classes of shares, the Senior Shares and the Subordinate Shares. The characteristics, rights, and conditions of issuance, distribution, underwriting, payment, compensation, amortization and redemption of each class of Shares are described in Chapters Fifteen, Seventeen, Eighteen and Nineteen of these Bylaws, and in the Amendment regarding every issuance of Senior Shares.

14.1.1 The first Fund’s Restricted Bidding shall include the issuance of Senior Shares.

14.1.2 The Senior Shares must be fully subscribed until the closing date of the corresponding Restricted Bidding.

14.1.3 Issuance of Senior Shares. The first issuance of Senior Shares will be comprised of up to 1,000,000 (one million) of Senior Shares of the 1st series, with Nominal Unit Value of BRL 1,000.00 (one thousand Brazilian reais), in a total amount no greater than BRL 1,000,000,000.00 (one billion Brazilian reais) on the corresponding issuance date, and will be the object of a Restricted Bidding with a best efforts distribution scheme (“First Issuance”).

14.1.3.1 At the time of the subscription of Senior Shares in the primary market, each Shareholder must sign the Term of Acceptance of the Regulation and Risk Awareness, indicating a responsible representative, stating his/her corresponding email address for receiving communications to be sent by the Administrator, under these Bylaws, and also stating his/her Professional Investor condition.

14.1.3.2 When subscribing the Senior Shares, the Subscriber will (i) sign the subscription newsletter (which will be also signed by the Administrator and/or hired distributor), and (ii) pay-up the Senior Shares subscribed in cash, as provided for in Article 15.7 below and the corresponding Distribution Amendment, respected all other conditions provided for in these Bylaws.

14.1.3.3 The deposit account statement issued by the Custodian will be the proper document to prove (i) the Administrator’s obligation, before the Senior Shareholder, to comply with the requirements of these Bylaws and other rules applicable to the Fund; and (ii) the ownership of the number of Shares owned by each Senior Shareholder.

14.1.3.4 The issued Senior Shares that are not subscribed by Professional Investors at the end of the placement term shall be canceled by the Administrator for all purposes of fact and law.

14.1.4 After the closure of the First Issuance and up to the limit of the Authorized NAV, new series of Senior Shares may be issued, at the discretion of the Administrator, without the need of approval by the General Meeting. Each new series of Senior Shares to be issued by the Fund will be subject to a specific Amendment to these Bylaws, which must contain the information set forth in Annex III.

14.1.5 Under the corresponding Amendment, each new series of Senior Shares will have an Issuance Date, a specific Redemption Date of Senior Shares (maturity), on which all the Senior Shares of a given series shall be redeemed.

14.1.6 Provided that, for the purpose of restoring the Subordination Ratio, or by request of Subordinate Shareholders, the Fund may issue new Subordinate Shares, which will be subscribed and paid-up exclusively by Stone.

14.2 Issuance Price of Senior Shares. The Issuance Price of Senior Shares that may be issued by the Fund shall be stated in the relevant Amendment.

14.3 Issuance of Subordinate Shares. The Fund will issue Subordinate Shares, in an amount to be set by the Administrator, and shall maintain the minimum percentage of 9.75% (nine and seven five hundredths percent) of Subordinate Shares in relation to the Fund’s NAV, with the characteristics, benefits, rights and obligations referred to in Article 15.4 below.

14.3.1 If the administrator uses the resources arising from the subscription of Subordinate Shares in the scenario provided for in Article 15.11.5 below, so that they reach the minimum amount established in the caput of this Article 14.3, the Administrator shall take the necessary measures to ensure that the number of Subordinate Shares is equal or greater than the percentage provided for in the caput of this Article 14.3.

14.4 Subject to the provisions of these Bylaws, the Shares are transferable and will have book-entry form, being kept in deposit accounts on behalf of their owners.

CHAPTER FIFTEEN – CHARACTERISTICS, RIGHTS, AND CONDITIONS FOR THE ISSUANCE, SUBSCRIPTION AND SETTLEMENT OF SHARES

Shares Characteristics:

15.1 The shares correspond to ideal fractions of the Fund’s NAV.

15.2 All Shares shall have book-entry form and will be kept by the Custodian in a deposit account on behalf of Shareholders.

15.2.1 Under the Article 8.2.1 above, the Shares will be entered electronically by the Custodian, as a Bookkeeping Agent.

Property Rights:

15.3 The Senior Shares issued by the Fund have the following characteristics, benefits, rights and obligations:

(i) priority of distribution of Remuneration, amortization of principal and/or redemption in respect to Subordinate Shares, subject to the provisions of these Bylaws;

(ii) their unit value is calculated on every Business Day, for the purpose of establishing their amortization or redemption value, in compliance with the criteria set forth in these Bylaws;

(iii) voting rights with respect to all and any matter that is object of discussion at General Meetings, and each Senior Share will be entitled to 1 (one) vote;

(iv) the rights of holders of Senior Shares against the NAV, in the event of an Extraordinary Amortization or a Redemption of Senior Shares, under these Bylaws, are pari passu amongst themselves, in the absence of any kind of preference, priority or subordination among holders of outstanding Senior Shares; and

(v) the Senior Shares will have as their target profitability the remuneration set forth in the corresponding Amendment (“Senior Benchmark”).

15.4 The Subordinate Shares, to be subscribed and paid-up solely by the Assignor and/or its controlled and controlling companies, affiliate companies, or subsidiaries, or any other companies belonging to the corporate group, in an amount equivalent, at least, to the Subordination Ratio, will have the following characteristics, benefits, rights and obligations:

(i) will be subordinated to Senior Shares for the purposes of return payment, amortization of principal and redemption;

(ii) can only be amortized and/or redeemed after the full redemption of Senior Shares, pursuant to Article 17.2, “(v)” below, allowing for the redemption upon payment in Credit Rights;

(iii) can only get paid by way of return after the payment of Remuneration to Senior Shares on each Remuneration Payment Dates or Scheduled Amortization Date, as applicable, pursuant to articles 17.2 and 17.1.2, item “(v)” below;

(iv) can only be subscribed, paid-up or acquired by the Assignor, its controlled and controlling companies, affiliate companies, or subsidiaries and/or any other entities belonging to the Assignor’s corporate group, and shall be transferable exclusively between such entities;

(v) on the Issuance Date of the First Issuance, they will have the unit value of BRL 1,000.00 (one thousand Brazilian reais);

(vi) their unit value is calculated on every Business Day, for the purpose of establishing their redemption value, in compliance with the criteria set forth in these Bylaws;

(vii) will have voting rights only with respect to matters that are object of discussion at General Meetings that, in any way, change the rights of Subordinate Shares, as provided for in Article 16.6 below, and each Subordinate Share shall be entitled to 1 (one) vote, and that Subordinate Shares will have no right to vote in discussions related to the liquidation of the Fund, as provided for in Article 16.1, “items (vii) and (viii)” below;

(viii) shall have the right of veto with respect to outsourcing services to the Fund and to the Custodian, except: (a) in cases where the Assignor is in default with non-pecuniary obligations undertaken before the Fund, provided that such breach results in an adverse effect relevant to the Fund; (b) in cases where the Assignor is in default with pecuniary obligations before the Fund that are not remedied within the applicable time limit; (c) if the judicial or extrajudicial recovery or bankruptcy of the Assignor has been decreed by the competent authority; or (d) if there is any ongoing Assessment and/or Liquidation Event; and

(ix) shall have the right to veto in regards to the issuance of Senior Shares by the Fund, deliberated by the General Assembly as per Article 16.1 (xiii) herein.

Target Audience.

15.5 The Senior Shares will be solely intended to Professional and/or Qualified Investors, as applicable. The Subordinate Shares shall be subscribed exclusively by Stone and/or its controlled and controlling companies, affiliate companies, or subsidiaries, any other entities belonging to the Stone corporate group.

Shares Subscription and Pay-Up:

15.6 The Senior Shares must be subscribed until the closing of the corresponding bidding.

15.7 The Senior Shares will be paid-up in cash, when subscribed, by their Nominal Unit Value defined in the corresponding Amendment, plus the Senior Benchmark foreseen in the corresponding Amendment, calculated pro rata temporis, from the date of the first Senior Shares subscription of that series, to the date of effective pay-up, and pursuant to Article 15.10 below.

15.8 Before the Senior Shares pay-up, pursuant to Article 15.7 above, a number of new Subordinate Shares necessary to compose the Subordination Ratio should be subscribed and paid by the Subordinated Shareholders.

15.8.1 Additionally, if the total value of the Subordinate Shares subscribed and paid-up by Subordinate Shareholders is, at any time, less than the Subordination Ratio, the Subordinate Shareholders, upon relevant request of the Administrator, should subscribe to and pay-up new Subordinate Shares, by the unit value set forth in Article 15.11.3 below, in order to attain a ratio equal to the Subordination Ratio. The subscription and pay-up of new Subordinate Shares, to attain the Subordination Ratio, should be carried out in cash, in national currency or in Eligible Credit Rights under these Bylaws and the Assignment Agreement.

15.9 Upon the subscription of Senior Shares, the subscriber will (i) sign the individual newsletter subscription and payment receipt, which will be authenticated by the Administrator, (ii) receive an updated copy of these Bylaws, when he shall declare, by signing the Term of Acceptance, his/her condition as a Professional or Qualified Investor, as applicable, and certify he or she is aware

(a) of the provisions set forth in these Bylaws, (b) that the Restricted Bidding was not registered before CVM and/or ANBIMA, if applicable, (c) that the Shares are subject to trading restrictions provided for in these Bylaws and in applicable rules, as the case may be, and (d) of the risks inherent to the investment in the Fund, as described in these Bylaws.

15.10 The Senior Shares are paid-up in national currency through:

(i) the MDA managed and operated by B3; or (ii) credit of the respective value in resources available in the Fund’s Authorized Account, through any transfer of resources mechanism authorized by BACEN.

Criteria for Determining the Shares’ Value:

15.11 From the first Business Day following the corresponding Shares pay-up, each Share will have their unit value calculated at the closing of each Business Day, pursuant to this item, for payment of Remuneration, amortization or redemption.

15.11.1 Every Business Day, provided that the Fund’s NAV allows it, and after payment or provisioning of the Fund’s expenses and charges, the amount corresponding to the Share’s appreciation, limited to the Senior Benchmark, will be incorporated into the value of each Senior Share, as distribution of results of the Fund’s portfolio related to the immediately preceding Business Day, as provided for in the corresponding Amendment, in pro rata basis among the multiple series of Senior Shares, if applicable.

15.11.2 The Senior Benchmark has the purpose of defining which portion of the Fund’s NAV should be preferably allocated to Senior Shareholders and does not represent nor should be regarded as a promise, warranty or suggestion of profitability to Shareholders.

15.11.3 The Fund’s Subordinate Shares will have their unit value calculated every Business Day. For this purpose, after the incorporation of the Senior Shares results, limited to the corresponding Senior Benchmark, pursuant to Articles 15.11.1 and 15.11.2 above, any surplus should be divided by the number of outstanding Subordinate Shares.

15.11.3.1 Every Business Day, after the calculation of the Shares value under this Article 15.11, the Administrator shall confirm the fulfillment of the Subordination Ratio. In case of non-compliance with the Subordination Ratio, the Administrator must, within 1 (one) Business Day, notify the Assignor of the said breach, for the pay-up of new Subordinate Shares in a sufficient amount to meet the Subordination Ratio, observed, in any event, the provisions of Articles 20.1 and 21.1 below.

15.11.4 The article 15.11.2 above is not a promise of income, and merely sets forth an incorporation limit, into the Senior Shares value, of the results of the Fund’s portfolio. Therefore, the Shareholders will receive income only if the results of the Fund’s portfolio allow it.

15.11.5 If the existing resources in the Fund’s Authorized Account are not sufficient to carry out the payment of Remuneration and/or amortization of the Senior Shares principal on the Business Day immediately prior to the payment in question, funds from the Cash Reserve will be used, and later, if necessary, the values relating to Subordinated Shares, subject to the provisions of Article 14.3.1 above.

Negotiation of Shares:

15.12 The Senior Shares will be deposited for (i) the primary distribution through MDA – Assets Distribution Module; and (ii) the secondary trading through Fundos21, both managed and operated by B3, and the distribution and settled negotiations and Shares electronically held at B3 – UTVM CETIP Segment, will be conditional on the compliance by the Fund with the requirements as set forth in Article 17 of CVM Law No. 476/09. If distributed through a Restricted Bidding, the Senior Shares will be subject to trading restrictions provided for in articles 13 to 15 of CVM Law No. 476/09. Once the deposit for trading in the secondary market is carried out, and observed the restrictions set forth in Law No. 476/09, the Shareholders may negotiate their Senior Shares exclusively among Qualified Investors, and will be responsible for the payment of any and all costs, taxes or fees incurred in the trade and transfer of their Shares.

Shares Credit Rating:

15.13 The Senior Shares will be subject to credit rating by the Credit Rating Agency, and must have a minimum “AA+” credit rating at the Issuance Date, in a local scale, as attributed by the Credit Rating Agency.

15.13.1 The credit rating for Senior Shares should be reviewed on a quarterly basis by the Credit Rating Agency, which shall inform the Administrator of the new credit rating, if applicable.

15.13.2 Any change in Senior Shares’ credit ratings should be communicated to Shareholders through electronic correspondence addressed to each of the Fund’s Shareholders.

CHAPTER SIXTEEN – GENERAL MEETING

16.1 Authority of the Shareholders’ General Meeting. The private authority of the Shareholders’ General Meeting includes:

(i) obtain the Fund accounts and examine its financial statements annually, within 4 (four) months of the fiscal year close;

(ii) amend these Bylaws, in addition to the specific cases for amending these Bylaws mentioned in the following items, which are subject to specific discussion quorums;

(iii) discuss the replacement of the Administrator, the Investment Management Company, and/or the Assets Manager;

(iv) elect and remove any representative(s) of Shareholders;

(v) discuss the increase of the Administration Fee, including the possibility of its reinstatement if it has been object of reduction;

(vi) discuss the incorporation, merger, split, or extension of the Fund;

(vii) discuss the liquidation of the Fund, under circumstances other than those described in item (viii) below;

(viii) decide whether, in case of any Assessment Events, such Assessment Events must ensure the liquidation of the Fund;

(ix) approve the additional contribution Account resources on the Fund for CVM adoption of Dunning Procedures, if necessary;

(x) without prejudice Custodian is set forth in these Bylaws, change the criteria and procedures for partial or total amortization and redemption of Shares;

(xi) discuss the procedures to surrender Assigned Credit Rights and/or the Financial Assets comprising the Fund’s portfolio as a method of payment for the redemption of Shares to Shareholders, at the Fund’s liquidation, subject to the provisions set forth in Chapter Seventeen of these Bylaws;

(xii) change the quorum of discussion of Shareholders’ General Meetings, as set forth in this Chapter;

(xiii) approve the issuance of new Senior Shares series in an amount greater than the Authorized Equity, subject to the provisions of these Bylaws;

(xiv) change the Fund investment policy described in Chapter Four above;

(xv) approve any change in the Collection Policy;

(xvi) change the rights and obligations assigned to each class of Shares, subject to the provisions of Article 16.6 of these Bylaws; and

(xvii) discuss the possibility of Extraordinary Amortization set forth in Chapter Nineteen of these Bylaws, except in the event of non-compliance with the Minimum Allocation for insufficient assignment of Credit Rights, situation in which a General Meeting’s approval is not required.

16.1.1 Shareholders Voting Rights. Senior Shares entitle their owners to the voting right at General Meetings in reference to all matters subject of discussion, whereby each Senior Share shall allow its holder to participate with 1 (one) vote.

16.2 Possibility of Amending the Bylaws regardless of the Shareholders’ General Meeting. These Bylaws, as a result of legal or regulatory standards determined by CVM or BACEN, can be changed independently of the General Meeting, provided that the fact is disclosed to Shareholders within a maximum of 30 (thirty) days, by electronic means or by means of a letter with confirmation of delivery addressed to each Shareholder.

16.3 Possibility of Appointing Representatives of the Shareholders. The General Meeting may, at any time, appoint one or more representatives to carry out the supervisory functions and managerial control of the Fund investments, in defense of the rights and interests of the Shareholders.

16.3.1 Only individuals or legal entities that meet the following requirements may carry out the functions of representative of the Shareholders:

(i) be a Shareholder or a professional specially hired to protect the interests of the Shareholders; and

(ii) not hold a position or duty at the Administrator’s or its controlling company, in companies directly or indirectly controlled by it, or in affiliates or other companies under common control, or the Assignor’s.

16.4 Convening of the General Meeting. In addition to the annual accountability meeting, a General Meeting can be held if convened by the Administrator or Shareholders representing at least 5% (five percent) of the total Shares issued, in accordance with the legislation in force.

16.5 Authorized Representatives at the General Meeting. Only Shareholders and their legal representatives or attorneys legally constituted less than a year ago can vote at the Shareholders’ General Meeting.

16.6 Discussions that Affect a Given Class of Shares. Discussions that alter the rights of one or more classes of shares, in any way, are subject to prior approval by the holders of more than half of the Shares of the affected class.

16.7 Disclosure of the General Meeting Decisions. The General Meeting decisions must be disclosed to Shareholders no later than 30 (thirty) days after they took place, by electronic means or by letter with confirmation of delivery addressed to each Shareholder.

16.8 General Meeting Convening Format. The convening of the General Meeting shall be made by publication in the Monitor Mercantil newsletter, through letter with confirmation of delivery addressed to each Shareholder or by electronic means, provided that it is formally proven the receipt by the Shareholder, which will show the day, time and place in which the General Meeting will be held, and succinctly the subjects to be discussed.

16.8.1 The convening of the General Meeting shall be made within at least 10 (ten) days of the publication date of the first convening notice, or of the send date of the letter with confirmation of delivery, or the proof of delivery to each Shareholder after the sending of an electronic message, subject to the provisions of these Bylaws.

16.8.2 If the General Meeting is adjourned, a second convening notice shall be published, again in the aforementioned newsletter, or a letter with confirmation of delivery shall be sent to each Shareholder, or another electronic message sent, provided there is proof of delivery to each Shareholder, with a minimum 5 (five) days in advance.

16.9 For the purposes of Article 16.8.2, it is set forth that the second General Meeting convening may be provided along with the first convening notice or letter or electronic message.

16.10 Regardless of the formalities provided for in Articles 16.8.1 and 16.8.2 above, shall be considered regular the General Meeting attended by all Shareholders.

16.11 General Meeting Location. Unless prevented by force majeure, the General Meeting will be held at the Administrator’s head office, and may, as appropriate, be held by videoconference. When a General Meeting is not held at the Administrator’s head office, the convening notices sent to Shareholders or published in accordance with Article 16.8 above should indicate clearly the location of the meeting.

16.12 Resolutions that Require a Simple Majority Quorum. At the General Meeting, to be opened with the attendance of at least one Senior Shareholder, decisions must be made by the majority of Senior Shares in attendance, one vote for each corresponding Senior Shareholder, subject to the provisions of Article 16.6 above.

16.13 Resolutions that Require Qualified Quorum. The decisions relating to matters provided for in Article 16.1, item (ii), (iii), (v), (vi), (vii), (viii), (x), (xii), (xiv) and (xvi) of these Bylaws shall be made, on first call, by 75% (seventy-five percent) of issued Senior Shares and, on second call, by the majority of issued Senior Shares.

16.14 Resolutions that Require Unanimous Decisions. The decisions on the matter provided for in Article 16.1, item (xi) of these Bylaws shall be taken by 100% (a hundred percent) of issued Senior Shares.

16.15 Resolutions that Require Deliberations from the Subordinated Shareholders. Without prejudice to the provided in Article 15.4, items (viii) and (ix) and Articles 16.12 to 16.14 above, shall be the responsibility of the holders of the majority of the Subordinated Shares, as established in Article 16.1, item (xiii) above, the approval of which shall depend, at first, on the affirmative votes of holders of the majority of the Subordinated Shares, and, following, on the affirmative votes of the majority of Subordinated Shares present.

CHAPTER SEVENTEEN – AMORTIZATION AND REDEMPTION OF SHARES

17.1. Amortization of Shares: The Fund’s Senior Shares must be amortized on each Scheduled Amortization Date during the Amortization Period, in accordance with the corresponding Amendment, being paid to Senior Shareholders on the same date. The Senior Shares must be redeemed at the time of the last amortization installment payment, within the Amortization Period.

17.1.1. Payments during the Grace Period. During the Grace Period, the Shareholders shall only be entitled to receive Remuneration regarding their corresponding Senior Shares, on the applicable Remuneration Payment Dates, in compliance with the provisions set forth in each Amendment, and after the payment of fees and expenses incurred by the Fund, as the payment order provided for in Article 23.1 below.

17.1.2. During the Grace Period, the Subordinate Shareholders shall only be entitled to receive, as return, the amount that exceeds the Subordination Ratio, 2 (two) Business Days after the applicable Remuneration Payment Dates, after the payment of Remuneration to Senior Shareholders, if there are resources available in the Fund’s Authorized Account.

17.1.3. During the Grace Period, no values will be distributed to Senior Shareholders as amortization of principal or redemption of their corresponding Senior Shares.

17.2. Order of Priority in distributions to Shareholders during the Amortization Period. The Amortization Period starts on the date immediately after the expiration of the Grace Period and ends on the Senior Shares Redemption Date, or when a Liquidation Event occurs. On each Scheduled Amortization Date during the Amortization Period, the amortization and the payment of Shares Remuneration/return, as applicable, shall observe the following order of priority:

(i) first, to the extent necessary for the payment of fees and expenses incurred by the Fund, the amounts received in the Fund’s Authorized Account shall be withheld and paid to their beneficiaries in their corresponding respective due date(s);

(ii) second, to the extent necessary for the maintenance of the Cash Reserve, the values received in the Fund’s Authorized Account will be withheld therein, in value equivalent to the Cash Reserve;

(iii) third, to the extent necessary for the maintenance of the Liquidity Reserve, the values received in the Fund’s Authorized Account will be withheld therein, in value equivalent to the Liquidity Reserve;

(iv) fourth, the remaining values in the Fund’s Authorized Account shall be distributed to Senior Shareholders to the extent necessary for the payment of (a) any distribution (i.e. Remuneration and amortization of principal) of the Fund owed in respect to Senior Shares to become accrued on the Scheduled Amortization Date, as applicable, and (b) scheduled to be held in relation to Senior Shares in any previous Scheduled Amortization Date that has not yet been carried out. If there is more than one series of outstanding Senior Shares at any given time, the allocation of resources deposited in the Fund’s Authorized Account among the several series should be calculated pro rata; and

(v) fifth, unless otherwise instructed by Subordinate Shareholders in accordance with Article 17.2.1 below: (i) in the case of a Scheduled Amortization Date that does not coincide with the Senior Shares Redemption Date, the remaining values in Fund’s Authorized Account shall be distributed to the Subordinate Shareholders to the extent required to the exclusive payment of return, in the amount that exceeds the Subordination Ratio and to the limit of resources deposited in the Fund’s Authorized Account; the payment will occur in the 2nd (second) Business Day immediately following the Remuneration Payment Date; and (ii) in the case of a Scheduled Amortization Date that matches the Senior Shares Redemption Date, after the redemption of all the Senior Shares of the respective series, the remaining values in Fund’s Authorized Account shall be distributed to the Subordinate Shareholders for amortization and payment of return of Subordinate Shares, up to the necessary value to maintain the Subordination Ratio (if applicable); the payment will occur on the 2nd (second) Business Day immediately following the Scheduled Amortization Date.

17.2.1. The Subordinate Shareholder may, upon request to the Administrator, up to 2 (two) Business Days before the Scheduled Amortization Date, request that the return payment and/or amortization of principal of their Subordinate Shares, provided for in item “(v)” of Article 17.2 above, does not occur. In this case, the Subordinate Shares will have their eventual return paid and/or will be amortized, as applicable, only after the subsequent Scheduled Amortization Date, observed the order of priority set forth in Article 17.2 above.

17.3. Distribution to Shareholders. The distribution of principal and payment of return to Shareholders will be made in accordance with the provisions set forth in this Chapter Seventeen, and in Chapters Eighteen and Nineteen below.

17.3.1. For the purpose of clarity, the distribution of the Shares principal on Scheduled Amortization Dates will always be carried out alongside the payment of the Shares-related Remuneration/return accumulated since the last Scheduled Amortization Date.

17.4. Payment of Accumulated Returns and Amortizations to Shareholders. The payments of Remuneration and amortizations of the Shares’ principal shall be made in national currency, based on the Share’s closing price on the Business Day immediately before the payment date, calculated under these Bylaws, upon deposit on the Shareholders’ current accounts, thereby considered the owners of the Shares on the Business Day immediately prior to the payment date, through any transfer mechanism authorized by BACEN, or through B3, if the Shares are held at B3.

17.5. Redemption in Assigned Credit Rights and/or Financial Assets. Within the scope of the Fund’s liquidation, Shareholders may receive Eligible Credit Rights and/or Financial Assets comprising the Fund’s portfolio as payment for the redemption of their Shares, according to the provisions set forth in Chapter Eighteen of these Bylaws.

17.6. Amortization on Days that are not Business Days. In the event of any Remuneration Payment Date or Scheduled Amortization Date matching a day that is not a Business Day, the distribution of Remuneration and/or the amortization of principal must occur on the first Business Day following such date, and there will be no addition to the values to be paid to Shareholders by way of amortization due to such change.

CHAPTER EIGHTEEN – CASE SCENARIOS AND PROCEDURES TO REDEEM SHARES UPON DELIVERY OF ELIGIBLE CREDIT RIGHTS AND FINANCIAL ASSETS AS PAYMENT

18.1. Delivery of Credit Rights and Financial Assets to Shareholders. Subject to the provisions of Article 18.2 below, if the Fund, at the time of its liquidation, does not hold sufficient resources in national currency to pay the full redemption of outstanding Shares, the outstanding Shares may be redeemed upon delivery of all Assigned Credit Rights and Financial Assets comprising the Fund’s portfolio in payment to Shareholders, and this operation must be carried out outside the scope of B3, according to a General Meeting decision.

18.1.1. Any delivery of Assigned Credit Rights and/or Financial Assets, for purposes of redemption payment to Shareholders, should be conducted through the use of an apportionment procedure, according to the ratio of the number of Shares held by each Shareholder at the time of apportionment to the Fund’s NAV, subject to the exact terms of the procedures set forth in this Chapter.

18.2. Discussion of Delivery Procedures for Credit Rights and Financial Assets. The General Meeting shall decide the delivery procedures for Assigned Credit Rights and Financial Assets comprising the Fund’s portfolio as payment to Shareholders for the redemption of their Shares, subject to the deliberative quorum set forth in Chapter Sixteen of these Bylaws, to the following subsections and to applicable regulations.

18.2.1. If the General Meeting referred to in Article 18.2 above does not reach consensus regarding delivery procedures for Assigned Credit Rights and/or the Financial Assets comprising the Fund’s portfolio as a method of payment to Shareholders for the redemption of their Shares, or it is not possible to deliver Assigned Credit Rights to any Shareholder for any reason, the Administrator should wait for the maturity of the Assigned Credit Rights and/or Financial assets, as applicable, and the corresponding payment by Debtors to allow that the values are prorated among the Shareholders, thus delaying the liquidation of the Fund until the complete liquidation of the Assigned Credit Rights and/or redemption of Financial Assets.

18.2.2. If the General Meeting referred to in Article 18.2 above decides the delivery of Assigned Credit Rights and Financial Assets to Shareholders, except if different procedures are set forth at the General Meeting, the Assigned Credit Rights and Financial Assets will be delivered in payment to Shareholders by the formation of a co-ownership, whose ideal fraction assigned to each Shareholder will be calculated according to the ratio of Shares held by each Shareholder to the total value of outstanding Shares at that time. After the formation of the co-ownership mentioned above, the Administrator will be exempt of the responsibilities set forth in these Bylaws, being therefore authorized to liquidate the Fund before competent authorities.

18.2.2.1. The Administrator shall notify the Shareholders by means of electronic mail addressed to each Shareholder, so that they elect an administrator for the aforementioned co-ownership of Assigned Credit Rights and Financial Assets, as set forth in Article 1.323 of the Civil Code of Brazil, stating the ratio of Assigned Credit Rights and Financial Assets suited to each Shareholder, without any responsibility of the Administrator to the Shareholders after the formation of such co-ownership.

18.2.2.2. If the Shareholders do not elect an Administrator for the co-ownership within 10 (ten) days of the notification referred to above, this position will be occupied by the Shareholder who holds the largest number of outstanding Shares.

18.2.2.3. The Custodian will keep custody of Assigned Credit Rights and their corresponding Supporting Documents and Financial Assets by a non-extendable period of 30 (thirty) days of the notification referred to in Article 18.2.2.1 above, within which the co-ownership Administrator elected by Shareholders, or whomever this position has been assigned to, in accordance with Article 18.2.2.2 above, will inform the Custodian a time and place for delivering the corresponding Assigned Credit Rights, Supporting Documents and Financial Assets. Once this period has expired, the Administrator can promote the consignment of Assigned Credit Rights, Supporting Documents and Financial Assets, as set forth in Article 334 of the Civil Code of Brazil.

CHAPTER NINETEEN – EXTRAORDINARY AMORTIZATION FOR THE PURPOSE OF REFRAMING THE SUBORDINATION RATIO, MINIMUM INVESTMENT ALLOCATION AND INVESTMENT POLICY

19.1. Extraordinary Amortization. The Administrator may perform an Extraordinary Amortization of outstanding Senior Shares, if so decided by the Shareholders’ General Meeting (subject to the provisions of clause 19.1.1 below), by their updated value on date of the Extraordinary Amortization, calculated in accordance with the provisions of these Bylaws, solely for the purpose of framing the Fund’s NAV to the Minimum Allocation, at the Subordination Ratio and/or the investment policy described in Chapter Four of these Bylaws, provided that they are not solved within 10 (ten) business days.

19.1.1. The Extraordinary Amortization of Senior Shares as a result of non-compliance with the Minimum Allocation for insufficient assignment of Credit Rights does not depend on approval by the General Meeting.

19.2. Communication to Shareholders. In the event of a vote for the Extraordinary Amortization of Senior Shares under this Chapter, according to the quorum set forth in Article 16.12, or in the case provided for in Article 19.1.1 above, all Shareholders will be previously notified by the Administrator, for written, with at least 5 (five) Business Days in advance, including of the total expected amount involving each Extraordinary Amortization.

CHAPTER TWENTY – ASSESSMENT EVENTS

20.1. Assessment Events. Are assessment events (“Assessment events”):

(i) if the Fund stop paying: (i) the full amount of any Scheduled Amortizations of Senior Shares, on the respective Scheduled Amortization Date, (ii) the full amount of Senior Shares Redemptions, on the corresponding Senior Shares Redemption Date, and/or (iii) the Senior Benchmark in their corresponding Remuneration Payment Dates, and if not regularized within 1 (one) Business Day.

(ii) if the credit rating of Senior Shares is downgraded in 2 (two) notes on local scale, duly assigned by the Credit Rating Agency, regarding the note attributed to Senior Shares by the Credit Rating Agency on the Issuance Date;

(iii) if 30 (thirty) days prior to any Scheduled Amortization Date, the value of the reserved resources in the Cash Reserve does not correspond at least to the value of the next Scheduled Amortization, as provided for in the relevant Amendments;

(iv) if 15 (fifteen) days prior to any Remuneration Payment Date, as set forth in each Amendment, the value of the reserved resources in the Cash Reserve does not correspond at least to the value of the next Senior Shares Remuneration payment, as provided for in the relevant Amendments;

(v) if the Fund stops meeting the Subordination Ratio, as set forth in Article 15.8.1 above, after the Assignor has been notified by the Administrator to pay-up new Subordinate Shares, in a sufficient amount to meet the Subordination Ratio, and has not carried out such pay-up within 5 (five) calendar days;

(vi) in the event that payments of amortization of principal and/or remuneration of Subordinate Shares are made in discordance with the provisions of these Bylaws;

(vii) verification, by the Administrator (on its own account or at the request of Senior Shareholders), of supervening legal and/or regulatory norms (including, but not limited to, the imposition of new taxes of any kind on the Fund and its operations, and/or a substantial increase of tax brackets and/or of the amount of taxes already imposed) and/or substantial changes in the relevant market conditions and/or substantial changes of social or political character (including, but not limited to, strikes, acts of terrorism, armed conflicts, wars, epidemics, utility outages, international embargoes, political crises, social convulsions), which impede the operations of the Fund and/or the performance of the Assignor, and of debtors of Eligible Credit Rights; For the purposes of this item, if a Senior Shareholder identify any situation described herein, the Senior Shareholder should communicate the Administrator, in order to convene the General Meeting for the discussion provided for in Article 16.1, item (viii) above;

(viii) non-compliance by the Administrator of its duties and obligations under these Bylaws, verified by Shareholders, provided that, once notified by Shareholders to remove or justify the breach, the Administrator does not do so within 5 (five) business days of the date of such notification receipt;

(ix) non-compliance by the Custodian of its duties and obligations under these Bylaws and regarding the corresponding custodian agreement, provided that, once notified by the Administrator to remove or justify the breach, the Custodian does not do so within 10 (ten) Business Days of the date of such notification receipt;

(x) acquisition by the Fund, more than once, of Credit Rights in discordance with the Eligibility Criteria and/or the Assignment Conditions;

(xi) in case of failure of the Depository Bank in transferring any values to the Fund’s Authorized Account, in accordance with the corresponding agreements entered into with the Depository Bank, provided that it is not remedied within a period of 2 (two) Business Days;

(xii) in case of declaration of intervention, liquidation, bankruptcy, or Special Temporary Administration Scheme (RAET) of any Settlement or Depository Bank; and

(xiii) if the funds arising from the settlement of the Credit Rights originated through the use of payment instruments in the form of “credit” are not fully transferred to the Assignor Centralized Accounts (either due to the supervenience of legal and/or regulatory standards – including the functioning of the single grid of the CIP –in regards to a change in the structure of payments of the Credit Rights described herein by voluntary action on the Assignor’s part) in order to substantially increase the risk of transferring the payment of Issuers, related to Credit Rights, to third-parties, instead of transferring such payment to Assignor’s Centralized Accounts in accordance with Article 12.1 above.

20.1.1. In the event of any Assessment Event, a General Meeting shall be convened, in accordance with the provisions of Chapter Sixteen, to assess to what degree the Fund activities have been compromised on account of that event, and the General Meeting may decide (i) the non-liquidation of the Fund; or (ii) that the Assessment Event that ensued the General Meeting constitutes a Liquidation Event, setting forth the procedures for the liquidation of the Fund, regardless of the convening of a new General Meeting, pursuant to Chapter Sixteen above.

20.1.2. The discussion provided for in Article 20.1.1, subparagraph (ii) above (that is, determining if the Assessment Event that gave cause to the General Meeting constitutes a Liquidation Event) requires a qualified quorum of discussion of 75% (seventy-five percent) of Senior Shareholders, in accordance with Article 16.13 above.

20.1.3. It is also established that, if any Assessment Event described above occurs, the Administrator shall convene a General Meeting within 1 (one) Business Day of the Assessment Event, which shall make a decision on the subject.

20.1.4. Specifically in relation to the Assessment Event provided for in Article 20.1. item (xiii) herein, the Administrator shall, without prejudice to the General Assembly as provided for in Article 20.1.3 above, shall immediately take all measures applicable to the Assignor to defend the interests of the Fund’s Shareholders to mitigate the risks of payments of Issuers relating to Credit Rights, being transferred to third parties.

CHAPTER TWENTY-ONE – FUND LIQUIDATION

21.1 Liquidation Events. Are events that lead to an early liquidation of the Fund (“Liquidation Events”):

(i) the legal prohibition of acquiring Credit Rights that meet the Eligibility Criteria set forth in these Bylaws;

(ii) if it is decided at a General Meeting that as Assessment Event is a Liquidation Event;

(iii) if the Subordination Ratio stays below the percentage of 9.25% (nine and twenty-five hundredths percent), provided that they are not remedied by the Assignor within 10 (ten) Business Days;

(iv) non-replacement of the Administrator in the event of resignation or the possibility provided for in item “(iv)” of Article 9.4 above, in accordance with these Bylaws;

(v) declaration of intervention, liquidation, bankruptcy, or other similar events of the Assignor, in accordance with applicable laws and regulations; and

(vi) if, for any reason, the Assignment Agreement ends or is terminated.

21.1.1 Procedures to be followed by the Administrator in case of a Liquidation Event. The Administrator shall, if any Liquidation Events occur: (i) inform Shareholders of such fact; (ii) immediately suspend the purchase of new Eligible Credit Rights; (iii) initiate early Fund liquidation procedures, as set forth in these Bylaws and in the legislation in force; and (iv) if an insufficiency of resources for the full payment of Shares is verified, the Administrator may convene the Shareholders’ General Meeting to discuss the possibility of redeeming such Shares as Assigned Credit Rights, under the terms and conditions of the legislation in force, as set forth in these Bylaws.

21.1.2 Liquidation Procedures. Once the early liquidation of the Fund is confirmed, the Fund will forcibly redeem all the Shares within the Redemption Period, based on the Share price on the Business Day prior to the day of payment, calculated in accordance with these Bylaws, observing the following:

(i) during the Redemption Period, the Shares will be redeemed in national currency, to the extent that the Fund has available resources in national currency;

(ii) without prejudice to the provisions of these Bylaws, if, on the last Business Day of the Redemption Period, all the Shares have not been redeemed by means of payment in national currency, the Shareholders will receive Eligible Credit Rights and Financial Assets comprising the Fund’s portfolio as payment for the redemption of their Shares, whose delivery will be held outside the scope of B3; and

(iii) if, in any case scenario, the Administrator performs the Shares redemption payment upon delivery of Eligible Credit Rights and/or Financial Assets comprising the Fund’s portfolio in payment for the redemption of its Shares, the payment will be held outside the scope of B3.

21.1.3 Existence of Assigned Credit Rights pending maturity in case of an Early Liquidation. Notwithstanding the foregoing, if Assigned Credit Rights pending maturity exist, the General Meeting may determine that the Administrator adopts the following procedures:

(i) wait for the maturity of such Assigned Credit Rights and the corresponding payment by Debtors so that their values are prorated among the Shareholders; or

(ii) deliver the Assigned Credit Rights to Shareholders as payment for their assets, upon a payment instrument; and, if, for any reason, any Senior Shareholder cannot receive the Assigned Credit Rights, the procedure provided for in item “(i)” above shall apply to all Assigned Credit Rights.

CHAPTER TWENTY-TWO – FUND CHARGES AND EXPENSES

22.1. Fund Charges and Expenses. Are Fund charges, in addition to the Administration Fee provided for in Article 7.3, the following expenses:

(i) fees, federal, State, municipal or council taxes or contributions, which are or will be imposed on the assets, rights and obligations of the Fund;

(ii) fees and expenses of the auditor in charge of reviewing the financial statements and the Fund accounts;

(iii) emoluments and commissions paid on Fund operations;

(iv) attorneys’ fees, costs and related expenses made in the best interest of the Fund, in court, including the value of the conviction, if the same will be defeated;

(v) any costs in respect to the Fund incorporation or liquidation or to the holding of Shareholders’ General Meetings;

(vi) custodial fee for the Fund assets;

(vii) expenses concerning the hiring of a Credit Rating Agency, as applicable; and

(viii) expenses regarding a professional especially hired to watch over the Shareholders’ interests, in accordance with item (I) of Article 31, of CVM Law No. 356/01.

22.1.1. The expenses not provided for in these Bylaws as Fund charges should be assigned to the Administrator.

22.1.2. Expenses laid down in Article 22.1 above can be paid directly by the Fund to the hired person.

22.1.3. The Fund shall not charge any Shareholders’ entering, performance or withdrawal fees.

CHAPTER TWENTY-THREE – ALLOCATING RESOURCES TO SETTLE FUND EXPENSES

23.1. The Administrator should use Fund availabilities to meet the liabilities of the Fund, in the following, mandatory order of preference:

(i) payment of Fund charges and expenses, in accordance with Article 22.1 of these Bylaws;

(ii) creation, maintenance and restoration of Cash Reserve;

(iii) creation, maintenance and restoration of Liquidity Reserve;

(iv) payment of remuneration, amortization and/or Senior Shares redemption;

(v) payment of remuneration, amortization and/or Subordinate Shares redemption.

23.2. Liquidity Reserve. The Fund should establish a Liquidity Reserve of at least BRL 500,000.00 (five hundred thousand Brazilian reais), which will be updated every 12 (twelve)-month period, counted from the start date of the Fund activities, or in the lower frequency permitted by law, by the IGP-M, or, in its absence, by any index replacing it. The Liquidity Reserve shall be established upon the pay-up of the Fund Shares, and will be funded by resources received by the Fund. The resources held in Liquidity Reserve shall be invested in Securities. The Fund shall hold all the rights related to Financial Assets and all cash values held in Liquidity Reserve, being that the profits from Financial Assets shall revert in benefit of the Shareholders.

CHAPTER TWENTY-FOUR – DISCLOSURE AND DELIVERY OF DOCUMENTS

24.1. Disclosure of relevant facts. The Administrator is obliged to disclose, widely and immediately, any act or relevant fact related to the Fund, to ensure Shareholders access to information that may, directly or indirectly, influence their decisions regarding their respective stay in the Fund, if applicable.

24.1.1. Without prejudice to other Fund-related occurrences, the following are examples of relevant facts:

(i) the occurrence of subsequent events that have affected or could affect the composition and limiting criteria of the Fund’s portfolio diversification, as well as the behavior of the Assigned Credit Rights portfolio, regarding the payment history; and

(ii) the occurrence of delays in the distribution of income to the Fund Shareholders.

24.1.2. The disclosure of the information provided for in this Article shall be made by way of publication on the Fund Administrator’s website, through publication in the Monitor Mercantil newsletter, by electronic means or letter with confirmation of delivery addressed to Shareholders and kept available to Shareholders at the Administrator’s head office and branches.

24.1.3. The Administrator must always publish the announcements provided for in these Bylaws on the Fund Administrator’s website, and any change must be preceded by a notice to Shareholders.

24.2. Documents Delivery System. The Administrator should send a monthly report to CVM, through the Documents Delivery System available on CVM’s website, according to the template and content provided for on such website, observed the period of 15 (fifteen) days after the close of each civil calendar month, based on the last Business Day of that month, in accordance with article 45 of CVM Law No. 356/01.

24.3. Delivery of Financial Statements. The Administrator should send to CVM, through the Documents Delivery System available on CVM’s website, within a time frame of 90 (ninety) days after the close of the corresponding fiscal year, the annual financial statements of the Fund, in accordance with article 48 of CVM Law No. 356/01.

24.4. Preparation of Quarterly Statements. The Administrator, through its Director or an appointed administrator, without prejudice to the fulfillment of the provisions set forth by the regulation in force, must prepare quarterly statements highlighting or displaying the following, in relation to the corresponding quarter:

(i) that operations carried out by the Fund are in line with the Investment Policy provided for in these Bylaws and with the composition and diversification limits applicable to the Fund;

(ii) that operations performed by the Fund were carried out at market rates;

(iii) information about (a) the nature of the Credit Rights to be acquired and of the legal instruments, agreements or other documents representing credit; (b) the description of originating processes of Credit Rights and of the assignment policies of corresponding credits; and (c) a description of the mechanisms and procedures for the collection of Credit Rights, including the Defaulted Assigned Credit Rights, and collection and payment/apportionment of these expenses among the Shareholders, if it is so determined by these Bylaws, in accordance with Article 8th, paragraph 3rd, subparagraph V, subheadings (a) and (b) of CVM Law No. 356/01;

(iv) possible effects of the changes listed in item (iii) above concerning the portfolio’s profitability;

(v) in relation to a given Assignor individually representing 10% (ten percent) or more of the Fund’s portfolio in the quarter, the provisions of the applicable regulations should apply;

(vi) possible changes to the existing guarantees for the set of assets;

(vii) how the assignment of Credit Rights to the Fund was processed, including: (a) description of relevant agreements entered into for this purpose, if any; and (b) designation of the definite nature, or not, of this assignment;

(viii) impact of pre-payment events on the NAV and on the portfolio’s profitability;

(ix) analysis of pre-payment events impact described in item (viii) above;

(x) conditions of divestiture, in any capacity, including by sale or exchange, of Credit Rights, including: (a) time of divestiture (before or after the maturity date); and (b) motive of divestiture;

(xi) impact on the value of the NAV and on the profitability of the portfolio of a possible disruption in Credit Rights disposal operations carried out: (a) by the Assignor; (b) for institutions that, directly or indirectly, provide services to the Fund; or (c) for persons working with the institutions laid out in these items (a) and (b);

(xii) analysis of the impact of such divestiture disruption described in item (xi) above;

(xiii) any events specified in agreements entered into to structure the operation that led to the early amortization of Fund-Assigned Credit Rights;

(xiv) percentage of Assigned Credit Rights that were subject to Chargeback; and

(xv) information about past events that affected the regularity of foreseen payment flows.

24.4.1. The disclosure of the information provided for in these Bylaws shall be made by way of publication on the Fund Administrator’s website, by letter with confirmation of delivery addressed to Shareholders or by electronic mail, except when dealing with relevant fact or act, in which case the provisions of Article 24.1 of these Bylaws shall apply. Any changes with respect to such a policy should be preceded by notice to the Shareholders.

CHAPTER TWENTY-FIVE – FINANCIAL STATEMENTS

25.1. Bookkeeping and Financial Statements. The Fund will have its own bookkeeping. The Fund’s annual financial statements shall be audited by an Independent auditor registered with CVM and shall be subject to the provisions of the legislation in force.

25.2. Auditing of Financial Statements. The Fund financial statements shall be audited annually by the Independent Auditor. In compliance with the applicable legal provisions, the following items must be part of each audit report:

(i) opinion stating if the examined financial statements adequately reflect the financial position of the Fund, in accordance with applicable rules;

(ii) the Fund financial statements, containing the analytical balance and the evolution of its NAV, detailed in accordance with the legislation in force; and

(iii) explanatory notes containing information considered by the Independent Auditor as indispensable to the interpretation of financial statements.

25.2.1. From the 2nd (second) month of the Fund’s operation, the Administrator shall verify the occurrence of absence, due to poor formalization or defect, of the corresponding Supporting Documents or Additional Documentation, including the possibility of Chargebacks in order to establish evidence of reduction in the value of the Assigned Credit Rights due to such facts. From the end of the 2nd (second) month of the Fund’s operation, the Administrator may make provisions for losses because of these situations (including Chargebacks), if applicable, in accordance with the relevant accounting standards, also taking into account the Administrator’s Manual of Provision for Losses on Credit Assets, available on the website www.oliveiratrust.com.br, observed, however, the Assignment Settlement concerning Assigned Credit Rights by reason of absence, according to the terms and conditions provided for in the Assignment Agreement.

25.3. Fiscal Year. The Fund fiscal year has the duration of one year, ending on December 31 of each year.

25.4. Rules for the preparation and disclosure of financial statements and accounting criteria of recognition, classification and measurement of assets and liabilities, as well as the recognition of revenue and expense appropriation of the Fund shall be, respectively, performed or recognized in compliance with the rules and procedures defined by CVM.

CHAPTER TWENTY-SIX – FINAL PROVISIONS

26.1. Bylaws Registration. These Bylaws and its amendments will be registered on the 1st Registry of Deeds and Documents and Civil of Corporate Entities of the city and State of Rio de Janeiro, located at the Administrator’s headquarters.

26.2. Jurisdiction. Any dispute or claim relating to these Bylaws will be resolved by the Court of the District of São Paulo, State of São Paulo.

                                                              Rio de Janeiro, June 25, 2018.

/s/ Rafael Magalhães Morgado

/s/ Alan Russo Najman

OLIVEIRA TRUST DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.

ADMINISTRATOR

ANNEX I – CREDIT RIGHTS CHARACTERISTICS FILE TEMPLATE

Credit Right’s Buyer Identifying Code	Card Brand		Debtor’s corporate name		Credit Right’s face value, after the deduction of Applicable Fees		Credit Right’s due date		Transaction’s Identifying Code before the Card Brand		Issuer’s Authorization Code at the Card Brand		Authorization Date		Number of Assigned Installment		Number of Installments in the Transaction
[•]	[	•]	[	•]	[	•]	[	•]	[	•]	[	•]	[	•]	[	•]	[	•]

ANNEX II – TERM OF ACCEPTANCE AND RISK AWARENESS FOR CREDIT RIGHTS

INVESTMENT FUND – BANCOS EMISSORES DE CARTÃO DE CRÉDITO - STONE

By this term of acceptance and for all legal purposes, the undersigned investor, in compliance with the provisions of article 23, paragraph 1, of Law No. 356, dated December 17, 2001, as amended (“CVM Law No. 356/01”), issued by the Securities and Exchange Commission of Brazil (“CVM”), and other legal and regulatory provisions applicable to the kind, expressly accepts the terms of the Credit Rights Investment Fund – Bancos Emissores de Cartão de Crédito - Stone (“Fund”), registered under CNPJ/MF 24.068.675/0001-30, Bylaws (“Bylaws”), whose contents he declares to know and accept in full.

Unless defined otherwise in this term of acceptance, the terms and expressions used herein have the meanings respectively assigned to them in the Bylaws.

Under this term, the undersigned investor declares:

(a) to be a [professional/ qualified] investor, in accordance with CVM Law No. 539, dated November 13, 2013 and its subsequent amendments;

(b) to have received a copy of the Fund Bylaws, as well as to know and recognize its norms as valid and binding, formally accepting its provisions in this Act;

(c) to have total awareness of the provisions contained in the Fund Bylaws, including the risks inherent to the investment in the Fund;

(d) to have total knowledge of the Fund Investment Policy and the degree of risk of this type of investment due to the characteristics of its financial assets, as provided for in Chapter Four of these Bylaws, and to be aware that a total loss of the capital invested in the Fund may occur;

(e) to be aware that the Fund purpose does not represent a profitability guarantee;

(f) to be aware that the Fund operations lack the guarantee from: (i) the Administrator; (ii) the Assignor; (iii) the Investment Management Company; (iv) the Custodian; (v) any insurance mechanism; or (vi) the FGC;

(g) to be aware that, in the exercise of its activities, the Administrator and the Investment Management Company have powers to perform all the necessary acts for the administration and management of the Fund’s assets portfolio, according to the provisions of the Bylaws, to the legislation in force, and may define how to act within the possibilities and market;

(h) that he is aware of the possibility of amending the Bylaws as a result of legal or regulatory standards, or by determination of CVM, independently of the holding of a General Meeting, in accordance with article 26, Sole Paragraph, of CVM Law No. 356/01;

(i) to be aware of possibility of losses arising from the characteristics of the Credit Rights that comprise the Fund’s NAV;

(j) to be aware of a waiver concerning the elaboration of a prospectus for the Fund and/or [In the case of a Senior Shareholder: the distribution of their Shares, in accordance with the applicable rules] {OR} [In the case of a Subordinate Shareholder: placement of shares];

(k) [In the case of a Senior Shareholder and public biding with restricted efforts: Be aware that the Restricted Bidding of his Shares has received a CVM registration waiver [and/or at ANBIMA, and the Shares Restricted Bidding will be registered with ANBIMA, provided that specific guidelines from the Regulation and Best Practices Council have been issued];] {OR} [In the case of a Subordinated Shareholder: Be aware that the placing of his Shares is not subject to registration with CVM and/or ANBIMA,];

(l) be aware that their Shares are subject to the trading restrictions provided for in the Fund Bylaws [In the case of a Senior Shareholder and public bidding with restricted efforts: And in CVM Law No. 476/09];

(m) be aware that, in accordance with the applicable rules, and as set forth in Articles 4.6.1 et seq. of the Bylaws, the Fund may acquire Eligible Credit Rights and Financial Assets from one Debtor, or in co-obligation with one person or entity, in a limit above 20% (twenty percent) of its NAV;

(n) be aware that Stone Pagamentos S.A. may replace Settlement Banks without the approval of the General Assembly, provided that the financial institution hired is a Pre-Approved Settlement Bank or has a rating equal to or better than the replaced Settlement Bank on the date of its contracting, nationwide, issued by Fitch Ratings Brasil Ltda;

(o) be aware that Stone Pagamentos S.A. may replace Depositary Banks without the approval of the General Assembly, provided that the financial institution hired is either a Pre-Approved Depositary Bank or has a “AAA” rating, nationwide, issued by Fitch Ratings Brasil Ltda; and

(p) to accept and receive information through the following email addresses [insert the subscriber’s email], as provided for in Article 60 of CVM Law No. 356/01, which admits the use of electronic means as a valid format of communication between the Administrator and the Fund Shareholders, provided that the corresponding systems are properly evaluated and certified by an audit performed by an entity of recognized technical capacity.

[Location], [•] [•], 2018

Investor’s name: [•]

CNPJ /CPF: [•]

Email: [•]

Witnesses:

Name: CPF:	Name: CPF:

ANNEX III – AMENDMENT TEMPLATE

AMENDMENT TO THE BYLAWS OF

CREDIT RIGHTS INVESTMENT FUND - BANCOS EMISSORES DE CARTÃO DE CRÉDITO – STONE

REFERRING TO THE [•]th ([•]) SENIOR SHARES SERIES

CNPJ/MF No. 24.068.675/0001-30

The [•]th ([•]) Senior Shares Series of the Credit Rights Investment Fund – Bancos Emissores de Cartão de Crédito—Stone (the “Fund”), issued under the Fund’s Bylaws, registered on [•] [•], [•] at the city and State of Rio de Janeiro 1st Registry of Deeds and Documents, under No. [•] (the “Bylaws”), will have the following characteristics:

a) [•]th Senior Shares Series Amount BRL [•] ([•]);

b) Number of Senior Shares in the [•]th Series: [•] ([•]);

c) Nominal Unit Value: BRL [•] ([•]) on the issuance date (as defined below);

d) Pay-up Method: In cash, in the national currency, at the time of subscription.

e) Pay-up Price: Nominal Unit Value, plus the Senior Benchmark, calculated pro rata temporis, from the date of the first Senior Shares subscription of that series, to the date of effective pay-up.

f) Issuance Date: [•] [•], [•];

g) Redemption Date (maturity): [•] [•], [•];

h) [Target Benchmark: [•] ([•]) of the DI Rate variation per annum;]

i) [Dates of Remuneration Payment (during the Grace Period): [•];]

j) Grace Period: from the Issuance Date until [•];

k) Scheduled Amortization Dates (Scheduled Amortization Timeline): [•];

l) Type of bid and distribution scheme: [•];

m) Shares Bookkeeper: [•]

n) l) Bid Lead Coordinator: [•]

The terms used in this Amendment that are not defined herein have the meaning assigned to them in the Bylaws.

[Rio de Janeiro], [•] [•], [•].

ANNEX IV – CRITERIA AND PARAMETERS FOR THE VERIFICATION OF SUPPORTING DOCUMENTS

1. The verification of the Assigned Credit Rights financial support will be performed by the Custodian, or outsourced under its responsibility, in quarterly intervals; and, after the first verification, only the Fund-Assigned Credit Rights transferred within the time frame between the base date of the last verification and the base date of the verification to be performed will be considered.

2. The analysis of the documentation will be performed according to the agreed procedures of sampling verification, through an independent audit or other procedure previously validated by the Administrator and the Custodian. The verification will be performed through the analysis of the Supporting Documents under the Custodian custody. If there’s any sign of inconsistency in the assessment of Supporting Documents, and at the end of each quarter, the Custodian may request, in writing, access of the Assignor to the Stone System, for the purpose of verification of the Additional Documentation (except for the Credit Rights Additional Files, which will be sent by the Assignor at the time of the transfer of the corresponding Eligible Credit Rights).

3. The financial support verification process by sampling will consist of:

(i) Custodian’s access to analytical data containing a list of the Assigned Credit Rights comprising the Fund’s portfolio, as well as access to Supporting Documents under the Custodian’s guardianship;

(ii) using a simple probabilistic random sample, access to the Stone System granted to the Custodian, containing the list of Assigned Credit Rights comprising the Fund’s portfolio, with direct access to the following information relating to each Assigned Credit Right randomly selected: (a) confirmation of registration with the Stone System of the Credit Rights owned by the Fund vis-à-vis the reports prepared by the Administrator and confirmed by the Depository Banks and Card Brand reports proving the execution of Payment Transactions; (b) verification of the Credit Rights face value analytically vis-à-vis the Fund’s portfolio; and (c) verification regarding the origination of the Credit Rights by the Stone System, with the checking of the Card Brand confirmations to confirm that the transaction took place through the rules of the Payment Method alongside with the Stone System; and

(iii) using a simple probabilistic random sample, selected by non-defective lottery draw, the financial support auditor will reconcile the total gross amount of Payment Transactions relating to Fund-Assigned Credit Rights and the total amount paid by the Fund to the Assignor with the Fund’s accounting portfolio, through the analysis of sets of electronic credits assigned to the Fund grouped by maturity date, amounts and Issuers.

5. Are Supporting Documents that prove the financial support: (i) daily reports made available to the Assignor by the Card Brands confirming the Payment Transactions carried out before the Debtors, through the Stone System; and (ii) the Credit Rights Additional Files.

6. Notwithstanding the above, will be considered as Additional Documentation and will be available to the Custodian and the financial support auditor for verification, every time that any checking inconsistency occurs and once every quarter they can request access to or view of the following documents: (a) agreements entered into by and between the Assignor and the Visa Brand Card, MasterCard Brand Card, and/or Hiper Brand Card as the case may be; and (b) other documents additional to the Supporting Documents, which might prove necessary when discussing the existence and executability of Assigned Credit Rights.

7. The universe covered by the sampling to be used shall include exclusively the Assigned Credit Rights assigned after the last review. The selection of the Assigned Credit Rights to be verified will be obtained by simple, random, statistical sampling.

8. For the Defaulted or replaced Assigned Credit Rights (if applicable) the verification procedures by sampling will not be enforced. In these cases, the verification should be of the entirety of the Credit Rights.

ANNEX V – OPEN ASSIGNMENTS TO THIRD PARTIES REPORT TEMPLATE

This template can be used in two situations:

1 - Portfolio’s open amounts between Credit Rights assignees and the Assignor

2 - Information about transfers from Credit Rights assignees to the Depository Banks

The file name should be in the following format: CESSAO-{AAAAMMDD on which the file is being generated}-FRCON-{file daily number}.ret

Example:	CESSAO-20160605-FRCON-001.rem	CESSAO-
	20180312-FRCON-002.rem	CESSAO-
20191229-FRCON-001.rem

Header

			Positions
Field	Meaning	Format	FROM	TO	Rule
MessageType	Message type identifier	N(2)	1	2	10

Field	Unique file identifier	AN(10)	3	12	At the discretion of the sender

FileType	Identifies the file type	AN(5)	13	17	In case of notification of assignment, should have ASNT value. If desired to display pending maturities, should have DUDA value. If an order Transfer, should have ORTR value.

OperationDate	Date of reconciliation	N(8)	18	25	YYYYMMDD Format

BlankField1	Blank field	AN(30)	26	55	Blank

SenderName	File sender’s name (suggestion: corporate name)	AN(40)	56	95	At the discretion of the sender

SenderDocument	Sender’s CNPJ	N(14)	96	109	At the discretion of the sender

ReceiverName	File receiver’s name (suggestion: corporate name)	AN(40)	110	149	At the discretion of the sender

ReceiverDocument	Receiver’s CNPJ	N(14)	150	163	At the discretion of the sender

BlankField2	Blank field	AN(29)	164	192	Blank

Record

			Positions
Field	Meaning	Format	FROM	TO	Rule
MessageType	Message type identifier	N(2)	1	2	20

SellerTradingName	Assignor’s corporate name	AN(40)	3	42	To be filled by the sender

SellerDocument	Assignor’s CNPJ	N(14)	43	56	To be filled by the sender

BuyerTradingName	Assignee’s corporate name	AN(40)	57	96	To be filled by the sender

BuyerDocument	Assignor’s CNPJ	N(14)	97	110	To be filled by the sender

BrandCode	Card Brand identifier	N(2)	111	112	Detailed in Annex XIII of the Assignment Agreement, “A”

IssuerCode	Issuer identifier	N(2)	113	114	Detailed in Annex XIII of the Assignment Agreement, “D”

MaturityDate	Credit Right Rights	N(8)	115	122	YYYYMMDD Format

MaturityAmount	Credit Right total Rights	N(14,2)	123	136	To be filled by the sender

BlankField1	Blank field	N(56)	137	192	Blank

Trailer

			Positions
Field	Meaning	Format	FROM	TO	Rule
MessageType	Message type identifier	N(2)	1	2	30

BlankField1	Blank field	N(83)	3	85	Blank

TotalFileLines	Must display the total number of lines in the file	N(10)	86	95	To be filled by the sender

TotalAmount	Sum of all amounts in the TotalAmount field	N(14,2)	96	109	To be filled by the sender

BlankField2	Blank field	N(83)	110	192	Blank

ANNEX VI – PAYMENT FLOW OF CREDIT RIGHTS CHART